                                                                      EXHIBIT 99

                       SELECTED HISTORICAL FINANCIAL DATA

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------------------
                                                                     2001           2000           1999         1998         1997
                                                                   ---------     ---------     ---------     ---------     ---------
                                                                                (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS
                                                                                           AND OTHER OPERATING DATA)
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA (1):
Revenue ........................................................   $  13,610     $  10,446     $   7,627     $   5,406     $  4,668
Operating income (loss) ........................................         598           237          (569)         (279)          23
Income (loss) from continuing operations .......................         200           828          (345)          203          187
Loss from discontinued operations ..............................      (1,087)         (170)          (60)          (39)         (62)
Dividends on preferred stock held by AT&T ......................          76           130            56            56           56
Net (loss) income available to common shareholders .............        (963)          528          (461)          108           69
Income (loss) from continuing operations available to
     common shareholders per share - basic and diluted .........   $    0.05     $    0.28     $   (0.16)    $    0.06     $   0.05
Loss from discontinued operations per share - basic and diluted    $   (0.43)    $   (0.07)    $   (0.02)    $   (0.02)    $  (0.02)
Net (loss) income available to common shareholders per share
     - basic and diluted .......................................   $   (0.38)    $    0.21     $   (0.18)    $    0.04     $   0.03
Weighted average shares - basic ................................       2,530         2,530         2,530         2,530        2,530
Weighted average shares - diluted ..............................       2,532         2,532         2,530         2,532        2,532
Cash dividends declared per share ..............................          --            --            --            --           --

BALANCE SHEET DATA (1):
Assets of continuing operations ................................   $  41,634     $  34,313     $  23,111     $  19,193     $ 18,788
Assets of discontinued operations ..............................          88           989           401           267          252
Total assets ...................................................      41,722        35,302        23,512        19,460       19,040
Total debt (2) .................................................       6,705         2,551         3,558         2,589        2,447
Preferred stock held by AT&T ...................................          --         3,000         1,000         1,000        1,000
Mandatorily redeemable common stock ............................       7,664            --            --            --           --
Total shareholders' equity .....................................      19,281        21,877        12,997        10,532       10,187

CASH FLOW DATA (1):
Net cash provided by operating activities of continuing
     operations ................................................   $   2,734     $   1,786     $     913     $     440     $  1,392
Capital expenditures and other additions .......................      (5,205)       (3,601)       (2,135)       (1,169)      (1,859)
Net acquisitions of licenses ...................................         (23)          (63)          (47)          (65)        (443)
Distributions and sales of unconsolidated subsidiaries .........         882           360           236         1,354          294
Contributions, advances and purchases of unconsolidated
     subsidiaries ..............................................      (1,284)       (1,645)         (284)         (156)         (84)
Net (acquisitions) dispositions of businesses including
     cash acquired .............................................          (3)       (4,763)          244           324           --
Net (decrease) increase in debt due to AT&T ....................      (2,438)        1,038           900           100          200
Proceeds from issuance of  long-term debt due to others,
     net of issuance costs .....................................       6,345            --            --            --           --
Proceeds attributed from DoCoMo investment, net of costs .......       6,139            --            --            --           --
Redemption of preferred stock held by AT&T .....................      (3,000)           --            --            --           --
Proceeds attributed from AT&T Wireless Group tracking
     stock offering ............................................          --         7,000            --            --           --
Transfer from (to) AT&T ........................................          --         1,001           344          (694)         611
Net cash used in discontinued operations .......................        (568)         (749)         (183)          (76)        (126)

OTHER FINANCIAL DATA:
EBITDA from continuing operations (3) ..........................   $   3,100     $   1,876     $     662     $     785     $    838
EBITDA from continuing operations  (excluding asset
     impairment and restructuring charges) .....................       3,100         1,876         1,190           905          998

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------------------
                                                                     2001           2000           1999         1998         1997
                                                                   ---------     ---------     ---------     ---------     ---------
                                                                                (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS
                                                                                           AND OTHER OPERATING DATA)
                                                                                                 (UNAUDITED)
OTHER OPERATING DATA:
(In thousands, except $ and % are actual)
Consolidated subscribers .......................................      18,047        15,163         9,569         7,174        5,964
Covered population (4) .........................................     167,682       162,896       114,217            --           --
Licensed population (4) ........................................     216,589       214,188       191,742            --           --
Subscriber churn ...............................................         2.9%          2.9%          2.6%          2.7%         2.5%
Total cost per gross subscriber addition .......................   $     334     $     367     $     367     $     392     $    432

-----------

(1) All periods reflect the fixed wireless business as discontinued operations.

(2) Includes $4 million of long-term debt that is included in other long-term liabilities at December 31, 2000 and 1999.

(3) EBITDA is defined as operating income excluding depreciation and amortization. We believe EBITDA, as well as EBITDA excluding our non-cash asset impairment and restructuring charges, to be relevant and useful information as these are the primary metrics used by our management to measure the performance of our business. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America, including our cash flows from operating, investing and financing activities. EBITDA, as we have defined it, may not be comparable to similarly titled measures reported by other companies.

(4) Population, or POPs, represents AT&T Wireless Services' consolidated operations and does not include affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or by wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

        We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of December 31, 2001, we had over 18.0 million consolidated subscribers. For the year ended December 31, 2001, we had $13.6 billion of total consolidated revenues.

        Over the past two years, we have created a new company. The initial step was AT&T's creation of AT&T Wireless Group tracking stock in 2000. We took the next step, over the past year, with the establishment of AT&T Wireless Services as an independent, publicly traded company. When we separated from AT&T on July 9, 2001, we became the largest independent, unaffiliated wireless carrier in North America.

        Strategic Focus. In addition to becoming independent from AT&T, we have spent the past two years shaping our strategy and positioning our company to execute on that strategy. We have a single-minded strategic focus: "Mobile Voice and Data in the Major Markets of North America." We view our business as a mobility business, providing wireless voice and data applications wherever and whenever in our North American target market.

        During the past two years, and especially in 2001, we made significant strides in executing our strategy and continuing a history of delivering on our operational commitments. In particular, we have made progress on the following aspects of our strategy:

        -       Expanding our "footprint"

        -       Maintaining a strong spectrum position

        -       Enhancing our next-generation network and technology

        -       Deciding to exit the fixed wireless business

        Expanding Our Footprint. A key component of our strategic execution has been the strengthening, in a cost-effective manner, of the service territory that we refer to as our "footprint." We began 2000 with only 114 million consolidated covered POPs (or population), just under 40% of the country. Today we stand at nearly 200 million, including the POPs associated with our recently completed acquisition of TeleCorp PCS, Inc. Including the POPs of our affiliates, we had over 220 million covered POPs as of year-end 2001. We achieved this growth through a combination of building out over two dozen markets as well as through acquisitions and affiliations. Our long-term objective is to have virtually 100% national coverage. We plan to accomplish this through consolidated systems, affiliations and joint ventures.

        Spectrum Position. Another important element of our strategic focus is the maintenance of a strong spectrum position. We operate one of the largest U.S. digital wireless networks. As of December 31, 2001, we and our affiliates held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 99% of the U.S. population. As of that date, we and our affiliates covered approximately 88% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates operated in markets including over 78% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. The depth of our portfolio will allow us to build our interim enhanced data network (2.5G) coverage in nearly 100% of the nation's population, and provides enough additional spectrum for a broad third-generation network
(3G) footprint in over 70 of the top 100 U.S. markets. We have committed to provide an aggregate of $2.6 billion to Alaska Native Wireless (ANW) to finance the acquisition of licenses for which ANW was the highest bidder in the recent auction of PCS licenses that included spectrum originally licensed to NextWave Telecom, Inc. A number of the licenses in that auction were in top 100 U.S. markets. To the extent ANW is not awarded these licenses, we could use these funds for other purposes, including acquisition of spectrum.

        Next-Generation Technology. We are developing a next-generation network to accelerate the availability of enhanced data services offerings. We announced plans during the fourth quarter of 2000 to adopt a 2.5G technology known as GSM/GPRS (global system for mobile communications/general packet radio service) and a mainstream 3G technology migration path to UMTS (universal mobile telecommunications system). As part of the technology mainstream, UMTS is the same global standard that has been selected by operators throughout Europe, Japan and other parts of the world. Although no technology path has been developed on an industry-wide basis, we believe this technology path will provide higher performance, lower network and handset costs, and greater industry-wide R&D investment. In addition, during the fourth quarter of 2000, we entered into a strategic alliance with NTT DoCoMo, Inc., a leading Japanese wireless communications company, to develop mobile multimedia services on a global-standard, high-speed wireless network. During 2001, we built out GSM/GPRS markets representing approximately 45% of our covered POPs, with the remaining build-out to be completed in 2002. We expect to make significant additional capital expenditures in 2002 as we complete our GSM/GPRS build-out. Our build-out schedule, as well as our commercial launch of GSM/GPRS markets, requires the availability of both network infrastructure, as well as handsets from various vendors. We plan to begin loading new customers, as well as migrate existing customers to GSM/GPRS service, in 2002 and accelerate thereafter.

        Strategic Refocus -- Decision to Exit Fixed Wireless Business. Having focused our strategy on mobility in North America, we have made some important decisions during 2001 that will be reshaping our business, as well as continuing our commitment to profitability. We announced our decision to exit the fixed wireless business and began implementing that exit during the fourth quarter of 2001. Earlier in 2001, we began monetizing overseas minority investments in Japan and Malaysia, aligning our international investments with our North America strategy. We have been reinvesting the proceeds in North America, with additional investments in Rogers Wireless Communications, Inc. in Canada as well as in the Caribbean.

        Highlights of Operational Results and Growth Opportunities. Over the past two years, we have grown our subscriber base by almost 8.5 million, through new subscriber additions and through acquisitions that occurred during 2000. In 2001, consolidated subscribers grew by 19% to end the year at over 18.0 million. We expect a slower rate of subscriber growth during 2002, reflecting the economic slowdown, higher penetration levels and increasing competition in our markets. Despite the slower rate of growth for 2002, we believe that there are significant long-term growth areas for the wireless industry and we are favorably positioned to seize these opportunities. We, along with the entire industry, have experienced an astounding growth in minutes of use in recent years. Some of this increase has been derived from new subscribers, while another significant part of this increase has been derived from additional usage within the existing subscriber base. We believe there is a significant opportunity to capitalize on wireline-to-wireless migration, especially given that the wireless industry currently carries only an estimated 12% of all minutes in the U.S. We also intend to increase wireless penetration levels as we address untapped market segments.

        Services Revenue and ARPU. In 2001, we grew services revenue by 33.7% to a record $12.5 billion. This resulted in average revenue per user (ARPU) of $62.60 for 2001, a decrease of 8.2% compared to 2000. We expect traditional service revenue per customer to decline as competitive pricing trends lower, as well as a result of moving into new market segments. This trend should be partially offset with increased minutes of use per subscriber, additional focus on under-penetrated high-revenue market segments, and as new service features, such as wireless data transport and applications, take hold.

        Churn and Customer Retention. Another critical element of our strategic focus is customer retention. Our average monthly subscriber churn rate was 2.9% in 2001. Although this was comparable to the prior year, our churn rate for the fourth quarter of 2001 was 2.7%. Numerous company-wide initiatives, including customer retention programs and network quality improvement, contributed to these results, despite operating within a highly competitive and economically challenged environment. Although the fourth quarter churn rate of 2.7% may not be sustainable, especially in the short term, controlling churn will remain an important operational priority. We expect churn in the industry to be somewhat volatile.

        EBITDA and EBITDA Margin. Focused cost control, in combination with the top line subscriber and revenue growth, enabled us to achieve record 2001 EBITDA. EBITDA, defined as operating income excluding depreciation and amortization, is a primary metric used by our operating decision-makers to measure our ability to generate cash flow. EBITDA for 2001 was $3,100 million, a growth of 65.3% compared to 2000. EBITDA margin, defined as EBITDA as a percentage of services revenue, was 24.7% in 2001, compared to 20.0% in 2000. This earnings growth and margin improvement is a direct result of a series of management initiatives. Incollect expenses, or costs incurred for our subscribers to roam on other carrier networks, were reduced in absolute dollars in 2001 through a combination of on-network footprint expansion, targeted service offers and roaming rate reductions. Tighter expense control in anticipation of a weakening economy kept headcount essentially flat in 2001 and led to a reduction in discretionary spending. Additionally, numerous initiatives in sales and marketing drove year-over-year costs per gross subscriber addition (CPGA) down by 9% in 2001 versus 2000. In order to continue this improvement in EBITDA and EBITDA margin, we will need to continue to grow our subscriber base and revenue stream and continue to generate operating cost efficiencies. Network cost per minute is projected to decline due to our expanding footprint leading to more on-net minutes, lower roaming rates and the cost efficiencies of our technology path. We also project that costs to add customers will decrease as a result of distribution mix, handset scale economies and segment marketing.

        Capital Expenditures. Capital spending was $5 billion in 2001, in line with our targeted projection. We expect to spend at about the same level in 2002. The composition of the spending is anticipated to shift, from roughly 20% associated with 2.5G in 2001 to approximately two-thirds expected to be associated with 2.5G in 2002. We believe that 2001 and 2002 will be the high-water marks for our capital spending. Starting in 2003, we expect capital spending, while still significant, to decline and be driven by demand.

BACKGROUND

        On October 25, 2000, AT&T Corp. (AT&T) announced a restructuring plan, stating its intention to create a separate company for its wireless services businesses, named AT&T Wireless Services, Inc., termed "the split-off." AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock which was intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services businesses.

        During May 2001, AT&T completed an exchange offer which allowed AT&T common shareholders to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Approximately 372.2 million shares of AT&T common stock were tendered in exchange for approximately 437.7 million shares of AT&T Wireless Group tracking stock, at an exchange ratio of 1.176 shares of AT&T Wireless Group tracking stock for each validly tendered share of AT&T common stock.

        On July 9, 2001, AT&T converted all shares of AT&T Wireless Group tracking stock into shares of AT&T Wireless Services common stock on a one-for-one basis. In addition, AT&T completed a distribution of approximately
1.136 billion shares of AT&T Wireless Services common stock to AT&T shareholders in the form of a stock dividend. These transactions effected the split-off of AT&T Wireless Services from AT&T, and resulted in AT&T Wireless Services becoming an independent, publicly traded company.

EXIT OF FIXED WIRELESS BUSINESS

        In December 2001, we finalized plans and received approval from our board of directors to exit the fixed wireless business. This decision resulted in a pre-tax charge during the fourth quarter of $1.3 billion, reflecting a write-down of the assets and the impact of phased exit charges. We anticipate that disposal of the fixed wireless business will be completed by mid-2002. We will continue to evaluate our phase-out plan throughout this period. On February 12, 2002, we completed the sale of certain fixed wireless assets to Netro Corporation (Netro), a company that is engaged in a business substantially different from our fixed wireless business. For $16 million in cash and 8.2 million shares of Netro common stock, Netro acquired a license to intellectual property, equipment and proprietary software assets. As a result of the transaction, we now own approximately 13.5% of Netro's outstanding common stock.

        In accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of AT&T Wireless Services have been restated to reflect the fixed wireless business as discontinued operations. Accordingly, the revenue, costs and expenses, assets and cash flows of the fixed wireless business have been excluded from the respective captions in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows and have been reported as "Loss from discontinued operations," net of applicable taxes; as "Assets of discontinued operations"; and as "Net cash used in discontinued operations" for all periods presented.

        Revenue for discontinued operations was $19 million, $2 million and $0 for 2001, 2000 and 1999, respectively.

Loss from discontinued operations per basic and diluted share was ($0.43), ($0.07), and ($0.02) for 2001, 2000 and 1999, respectively. Assets of discontinued operations were $88 million and $989 million as of December 31, 2001 and 2000, respectively.

DOCOMO INVESTMENT

        In January 2001, NTT DoCoMo, Inc. (DoCoMo) invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, was intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. We were allocated $6.2 billion of the gross proceeds from AT&T. Additionally, we were allocated $20 million of costs associated with the transaction. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of our value. In conjunction with the split-off, DoCoMo's investment was converted into 406 million shares, or approximately 16%, of AT&T Wireless Services' common stock. As part of this investment, we entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if we fail to meet specified technological milestones, under certain circumstances.

TELECORP PCS, INC. ACQUISITION

        On October 8, 2001, we announced that we had entered into an agreement to acquire TeleCorp PCS, Inc. (TeleCorp) in an all-stock transaction then valued at approximately $4.7 billion. We agreed to acquire the remaining 77% of TeleCorp that we did not already own for AT&T Wireless Services common stock then valued at approximately $2.4 billion and the assumption of $2.1 billion in net debt and approximately $221 million in preferred securities. We closed the merger transaction with TeleCorp on February 15, 2002. This transaction resulted in our adding consolidated markets covering a population base of approximately 30 million in 14 states.

OTHER STRATEGIC ACQUISITIONS

        On December 29, 2000, we completed the acquisition of a wireless system in Houston, which covered a population base of approximately 5 million potential customers and served approximately 180 thousand subscribers as of the acquisition date. Also on December 29, 2000, our equity interest in AB Cellular, an entity that owned cellular properties in Los Angeles, Houston and Galveston, Texas, was redeemed. In consideration for our equity interest, we received 100% of the net assets of the Los Angeles property. The Los Angeles property covered a population base of approximately 15 million potential customers and served approximately 1.3 million subscribers as of December 31, 2000. On November 14, 2000, we completed a transaction with our affiliate TeleCorp that resulted in our acquisition of wireless systems in several New England markets. On October 2, 2000, we completed the acquisition of a wireless system in Indianapolis. Combined, the New England and Indianapolis markets covered a population base of approximately 4 million potential customers, and served approximately 145 thousand subscribers as of their acquisition dates.

        On September 29, 2000, we completed the acquisition of a wireless system in San Diego, which covered a population base of 3 million potential customers. Also, during the third quarter of 2000, we completed the acquisition of a wireless system on the Big Island of Hawaii. Combined, these two markets served more than 180 thousand subscribers as of their acquisition dates.

        In June 2000, we completed the acquisition of the remaining 50% partnership interest we previously did not own in CMT Partners (Bay Area Properties). The Bay Area Properties covered a population base exceeding 7 million potential customers and, as of the acquisition date, served nearly 1 million subscribers. Also in June 2000, we completed the acquisition of Wireless One Network, L.P. (Wireless One). Wireless One owned and operated wireless systems in Northwest and Southwest Florida covering a population base of 1.6 million potential customers and served approximately 190 thousand subscribers as of its acquisition date.

        In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation. AT&T contributed its interest in the joint venture to us as of the date of the acquisition. This acquisition increased our coverage in New York State and several Midwest markets by adding approximately 450 thousand subscribers as of the acquisition date.

        The following discussion describes the financial condition and results of operations of AT&T Wireless Services. This discussion includes the effect of certain other subsidiaries, assets and liabilities of AT&T that constituted AT&T Wireless Group. AT&T has contributed to us all of the subsidiaries, assets and liabilities that constituted AT&T Wireless Group. Consistent with our historical financial statements, we have treated these contributions and related transactions in a manner similar to a pooling of interests and we have assumed these contributions and related transactions were completed in historical periods by the legal entity AT&T Wireless Services.

CONSOLIDATED RESULTS OF OPERATIONS

        The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations for the years ended December 31, 2001, 2000 and 1999 and financial condition as of December 31, 2001 and 2000. The comparison of the 2001 results with 2000, as well as the comparison of the 2000 results with 1999, were affected by the acquisitions that occurred during 2000 as discussed above. The results of the fixed wireless business are discussed within "Loss per share from discontinued operations." As a result of our discontinuation of the fixed wireless business, we operate in a single business segment.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used when accounting for certain items such as unbilled revenues, allowance for doubtful accounts, sales and marketing programs and incentives, employee compensation programs, depreciation and amortization periods, taxes, inventory values, and valuations of investments and intangible assets. Additionally, during the fourth quarter of 2001, we recorded estimated losses associated with the discontinuation of our fixed wireless business. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions.

        We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We recognize services revenue based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. As a result of our billing cycle cut-off times, we are required to make estimates for services revenue earned but not yet billed at the end of each quarter. These estimates are based primarily upon historical minutes of use processed. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, additional allowances may be required. We record accruals associated with sales and marketing promotions and incentives, primarily related to cash rebates offered. These accruals are based primarily on historical take-rates of similar promotions or offers. When recording our depreciation expense associated with our wireless communications equipment, we use estimated useful lives. As a result of changes in our technology and industry conditions, we periodically evaluate the useful lives of our wireless communications equipment. These evaluations could result in a change in our useful lives in future periods. We hold non-controlling investments in several entities for which we apply the equity or cost method of accounting. We record impairments associated with these investments when we determine that the market value of the decline below our net book value is deemed to be other than temporary. Volatility in market prices of these investments, or poor operating performance of these entities, could result in future values of these investments declining below our carrying value.

YEAR ENDED DECEMBER 31, 2001, COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

Revenue

        Total revenue primarily includes revenue associated with wireless voice and data services and the sale of handsets and accessories to both customers and distributors. Services revenue primarily includes monthly recurring charges, airtime and toll usage charges, and roaming charges billed to both our customers and other wireless service providers. Services revenue is recognized based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. Amounts collected for services billed in advance of the service period are recorded as unearned revenue and are recognized when earned. Customer activation fees, along with the related costs up to but not exceeding these fees, are deferred and amortized over the estimated customer relationship period. Revenue from data services has not been material in any of the periods presented, nor do we anticipate that revenue from data services will be material to our overall services revenue during 2002. We expect that revenues from wireless data services will increasingly contribute to our services revenue as a result of the increasing availability of GSM/GPRS across our network and the introduction of new data applications. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer or distributor, as this is considered to be a separate earnings process from the sale of wireless services.

        Total revenue increased 30.3% to $13,610 million for the year ended December 31, 2001, compared with the prior year. Total revenue increased 16.1% for the year ended December 31, 2001, compared with 2000, when adjusted to exclude the impact of the Bay Area Properties from January to June 2001 due to its acquisition in June 2000, and the Los Angeles market for 2001, which we began consolidating effective December 29, 2000.

        Services revenue for the year ended December 31, 2001, was $12,532 million, an increase of $3,158 million, or 33.7%, compared with 2000. Services revenue increased 19.1% for the year ended December 31, 2001, compared with 2000, when adjusted to exclude the impact of the Bay Area Properties from January to June 2001 due to its acquisition in June 2000, and the Los Angeles market for 2001, which we began consolidating effective December 29, 2000. The services revenue growth was affected by the results of acquisitions that closed during 2000, as well as by growth associated with net subscriber additions during 2001. This growth was partially offset by a decline in ARPU. We expect the rate of growth in our reported services revenue to decline during 2002 due to the impact on the prior year's growth associated with acquisitions, as well as a result of the anticipated decline in ARPU. These declines in growth rates will be partially offset by the growth associated with the increase in our subscriber base.

        As of December 31, 2001, we had over 18.0 million consolidated subscribers, an increase of 19.0% compared with the prior year, of which over 94% were digital subscribers, up from over 90% as of December 31, 2000. Net consolidated wireless subscriber additions in the year ended December 31, 2001, totaled 2,928 thousand, a 14.1% increase over the prior year, including 927 thousand during the fourth quarter. Our average monthly churn rate for the year ended December 31, 2001, was 2.9%, comparable to our churn rate for the year ended December 31, 2000. Although churn remained flat for the year, churn for the fourth quarter of 2001 declined to 2.7%, down from 3.1% during the third quarter of 2001. The churn rate related to our postpaid customers for the year ended December 31, 2001, declined to 2.6%, down from 2.7% in the prior year. Prepaid subscribers as of December 31, 2001, remained a mid-single digit percentage of the total consolidated subscriber base, similar to the prior year-end. Total subscribers, including affiliate markets in which we do not own a controlling interest, were nearly 20.8 million at the end of 2001, a 22.0% increase over the prior year.

        Our ARPU for the year ended December 31, 2001, was $62.60, a decrease of 8.2% compared with 2000. Our ARPU decreased as a result of competitive pricing pressures and market segmentation efforts. Despite the decline in ARPU, average minutes of use per subscriber increased for the year ended December 31, 2001, compared with the prior year. We expect ARPU for the year ended December 31, 2002, to decline from the 2001 level as competitive pricing trends lower, as well as a result of moving into new market segments. This trend should be partially offset with increased minutes of use per subscriber, additional focus on under-penetrated high-revenue market segments, and as new service features, such as wireless data transport and applications, take hold.

        Equipment revenue for the year ended December 31, 2001, was $1,078 million, an increase of $6 million, or 0.6%, compared with 2000. Equipment revenue for the year ended December 31, 2001, compared with the prior year, was affected by a decline in the average revenue per item sold to subscribers and distributors, offset by an increase in quantities of equipment sold. We supply to our subscribers and distributors a selection of handsets at competitive prices, which are generally offered at or below cost.

Costs of services

        Costs of services include the costs to place calls over the network (including the costs to operate and maintain our network and roaming costs paid to other wireless providers), as well as access, interconnection and toll charges paid to connect calls on other networks, including those of AT&T. Additionally, costs of services include the provision for uncollectible receivables and non-income related taxes.

        Costs of services for the year ended December 31, 2001, were $3,991 million, an increase of $974 million, or 32.3%, compared with 2000. Approximately one-third of this increase was due to growth in the subscriber base and their increased minutes of use, which resulted in an increase in the access, toll and other connection charges paid to connect calls on other networks, including AT&T. An additional approximate one-third of the increase resulted from higher costs to maintain our owned and operated network, driven by continued expansion of our network during 2001, as well as the related increase in our network associated with acquisitions which occurred during 2000. The remaining increase was a result of higher provisions for uncollectible receivables and an increase in non-income related taxes.

Costs of equipment sales

        Costs of equipment sales include the costs of the handsets and accessories sold to new as well as existing customers. Costs of equipment sales for the year ended December 31, 2001, were $2,037 million. This represented a decrease of $4 million, or 0.2%, compared with 2000. Costs of equipment sales for the year ended December 31, 2001, as compared with the prior year, were affected by a decrease in the average cost of items sold to subscribers and distributors. Offsetting these decreases was an increase in the number of items sold.

Selling, general and administrative

        Selling, general and administrative expenses (SG&A) for the year ended December 31, 2001, were $4,482 million, an increase of $970 million, or 27.6%, compared with the prior year. Nearly one-half of this increase in SG&A was due to higher marketing and selling costs, primarily advertising and promotions, and commissions and other manpower-related expenses associated with the 34.7% increase in gross consolidated subscriber additions for the year ended December 31, 2001, compared with the prior year. CPGA, which includes the cost of handset subsidies recorded in costs of equipment sales, was $334 for the year ended December 31, 2001, a 9.0% decline compared with the prior year. We expect CPGA to decline during 2002 as a result of our continued focus on cost reductions. In addition, approximately one-fourth of the SG&A increase was due to an increase in expenses related to customer care and subscriber billing, which resulted from growth in the subscriber base.

Depreciation and amortization

        Depreciation and amortization expenses for the year ended December 31, 2001, were $2,502 million, an increase of $863 million, or 52.7%, compared with 2000. The increase in depreciation and amortization expenses primarily resulted from growth in our depreciable asset base resulting from capital expenditures to increase the capacity of the network and improve call quality, as well as the impact of a full year's worth of depreciation expense associated with property, plant and equipment acquired with the acquisitions that closed during 2000. Total capital expenditures, including capital expenditures related to internal-use software, were $5,356 million and $3,876 million for the years ended December 31, 2001 and 2000, respectively. Additionally, amortization expense, which includes amortization of licensing costs, goodwill, and other acquisition-related intangibles, increased for the year ended December 31, 2001, as a result of a full year's worth of amortization associated with acquisitions that closed during 2000. Additionally, effective January 1, 2001, we shortened the lives of certain wireless communications equipment, which increased depreciation expense approximately $136 million, increased net loss available to common shareholders approximately $84 million and increased net loss available to common shareholders per basic and diluted share approximately $0.03, for the year ended December 31, 2001. As a result of changes in our technology and industry conditions, we periodically evaluate the useful lives of our wireless communications equipment. These evaluations could result in a change in our useful lives in future periods.

        As a result of our evaluation of recent changes in the wireless telecommunications industry and the views of regulatory authorities, effective January 1, 2001, we began using an amortization period of 25 years for licensing costs and goodwill associated with newly acquired wireless operations. This change did not have a material impact on our results of operations for the year ended December 31, 2001. See Recent Accounting Pronouncements for details associated with additional changes in accounting and reporting for goodwill, licensing costs, and other intangibles that are effective January 1, 2002.

Other income

        Other income primarily includes gains or losses on sales or exchanges of assets and businesses, revaluation gains and losses on derivative financial instruments, and interest income. Interest income for periods prior to the split-off primarily represented interest income from AT&T. Other income for the year ended December 31, 2001, was $374 million, compared with

$534 million for the year ended December 31, 2000. Other income for the year ended December 31, 2001, primarily included interest income of $278 million and $73 million of gains associated with fair value adjustments related to the common stock warrants in AT&T Wireless Services which are held by DoCoMo and were considered to be derivative financial instruments. In December of 2001, the terms of the warrants were amended such that the warrants will no longer require fair value adjustments subsequent to December 2001. Other income for the year ended December 31, 2000, included a pre-tax gain of $379 million recognized on transactions associated with our affiliate investment in TeleCorp, interest income of $143 million on the note receivable from AT&T, and pre-tax gains totaling $141 million associated with the sale of two equity investments during the second quarter of 2000. Additionally, other income for the year ended December 31, 2000, included a pre-tax loss of $184 million associated with the acquisition of the Los Angeles cellular property resulting from AB Cellular's redemption of our equity interest in AB Cellular.

Interest expense

        Interest expense, net of amounts capitalized, consists primarily of interest on long-term debt to others and intercompany debt due to AT&T prior to the repayment in June 2001. Interest expense for the year ended December 31, 2001, was $386 million, an increase of $301 million, or 353.6%, compared with 2000. The increase in interest expense related primarily to interest expense associated with the $6.5 billion Senior Notes offering which occurred in March 2001. This increase was partially offset by a decrease in intercompany interest paid to AT&T.

Provision (benefit) for income taxes

        The provision for income taxes for the year ended December 31, 2001, was $311 million, compared with $246 million for the year ended December 31, 2000. The annual effective income tax rate for the year ended December 31, 2001, was 53.0%, compared with 35.7% for the year ended December 31, 2000. The annual effective income tax rate for 2001 was affected by non-deductible goodwill and other amortization, reserve adjustments associated with the split-off, and fair value adjustments associated with the common stock warrants held by DoCoMo. The annual effective income tax rate for 2000 was affected by non-deductible goodwill, as well as the sale of a foreign investment.

Net equity (losses) earnings from investments in unconsolidated subsidiaries

        Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax, were $75 million of losses for the year ended December 31, 2001, compared with $388 million of earnings for 2000, and were associated with our domestic and international equity investments. Net equity (losses) earnings from investments in unconsolidated subsidiaries for the year ended December 31, 2001, included a $298 million after-tax gain associated with the sale of our equity investment in Japan Telecom. Additionally, net equity (losses) earnings from investments in unconsolidated subsidiaries for the year ended December 31, 2001, included $66 million, net of tax, associated with impairment charges for market value declines of two international investments, as these declines were deemed to be other than temporary. Net equity (losses) earnings from investments in unconsolidated subsidiaries for the year ended December 31, 2000, included a $372 million after-tax gain recognized by our equity investment in AB Cellular on the redemption of our equity interest in December 2000. Excluding the 2001 and 2000 gains and impairments, net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax, decreased $323 million. Approximately three-quarters of this decrease was the result of equity earnings recognized during 2000 compared to 2001 related to CMT Partners and AB Cellular. The remaining decrease was associated with increased losses from domestic affiliate investments, as well as international investments. We anticipate that we will continue to record equity losses associated with our international, and certain domestic equity method investments during 2002. Effective with our merger with TeleCorp, we will no longer reflect our proportionate share of equity losses associated with TeleCorp within net equity (losses) earnings from investments in unconsolidated subsidiaries, as this entity will be consolidated. See Recent Accounting Pronouncements for details associated with additional changes in accounting and reporting for goodwill, licensing costs, and other intangibles that are effective January 1, 2002.

Dividend requirements on preferred stock held by AT&T

        At December 31, 2000, we had outstanding $3.0 billion of preferred stock held by AT&T that paid dividends at 9% per annum. In June 2001, we redeemed the $3.0 billion of preferred stock held by AT&T. Dividend requirements on this preferred stock for the year ended December 31, 2001, were $76 million and for the year ended December 31, 2000, were $130 million, net of amounts recorded in accordance with a tax-sharing agreement between AT&T Wireless Services and AT&T.

Income (loss) from continuing operations available to common shareholders per share

        Income (loss) from continuing operations available to common shareholders per share was $0.05 for the year ended December 31, 2001, compared with $0.28 for the year ended December 31, 2000. Partially contributing to the decrease were lower gains associated with one-time transactions recorded during 2001 as compared to 2000. The 2001 period included the gain recognized on the sale of our equity interest in Japan Telecom. The 2000 period included gains resulting from the sale of two equity investments, the gain on the transactions associated with our affiliate investment in TeleCorp, and the net gain associated with the redemption of our equity interest in AB Cellular. Also contributing to the decrease in income (loss) from continuing operations available to common shareholders per share for the year ended December 31, 2001, was an increase in interest expense, as well as a decrease in net equity earnings from investments, excluding the one-time transactions. These decreases were partially offset by an increase in operating income.

Loss from discontinued operations per share

        Loss from discontinued operations per share increased to ($0.43) for the year ended December 31, 2001, compared with ($0.07) for the year ended December 31, 2000. The loss from discontinued operations for the year ended December 31, 2001, included ($0.32) resulting from the $0.8 billion after-tax charge associated with the loss on disposal of the fixed wireless business recorded during the fourth quarter.

Net (loss) income available to common shareholders per share

        Net (loss) income available to common shareholders per share was a loss of ($0.38) for the year ended December 31, 2001, compared with income of $0.21 for the year ended December 31, 2000. The decrease in net (loss) income available to common shareholders per share was driven by both lower income associated with our continuing operations and higher losses associated with our discontinued operations.

YEAR ENDED DECEMBER 31, 2000, COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

Revenue

        Total revenue increased 37.0% to $10,446 million for the year ended December 31, 2000, compared with the prior year. Total revenue increased 29.6% for the year ended December 31, 2000, compared with 1999, adjusted to exclude the Bay Area Properties from July 2000 to December 2000, and to exclude Vanguard Cellular for the period of January 2000 to April 2000, to correlate results with 1999, due to the June 2000 and May 1999 acquisitions, respectively.

        Services revenue for the year ended December 31, 2000, was $9,374 million, an increase of $2,551 million, or 37.4%, compared with 1999. Services revenue increased 29.9% for the year ended December 31, 2000, compared with 1999, adjusted to exclude the Bay Area Properties from July 2000 to December 2000, and to exclude Vanguard Cellular for the period of January 2000 to April 2000, to correlate results with 1999, due to the June 2000 and May 1999 acquisitions, respectively. The services revenue growth was driven primarily by strong consolidated subscriber growth. Additionally, an increase in ARPU for the year ended December 31, 2000, compared with the prior year, contributed to the growth in services revenue. AT&T Digital One Rate service, including additional calling plans introduced in August 2000 as well as the AT&T Regional and Digital Advantage plans announced during the second quarter of 2000, contributed to growth in subscribers as well as an increase in services revenue.

        As of December 31, 2000, we had nearly 15.2 million consolidated subscribers, an increase of 58.5% compared with the prior year, of which over 90% were digital subscribers, up from over 79% as of December 31, 1999. Consolidated subscribers at December 31, 2000 included approximately 3 million subscribers associated with acquisitions that closed in 2000. Net consolidated wireless subscriber additions in the year ended December 31, 2000, totaled nearly 2.6 million, a 67.5% increase over the prior year, including 865 thousand during the fourth quarter. Our average monthly churn rate for the year ended December 31, 2000 was 2.9%, compared with 2.6% for the year ended December 31, 1999. Our average monthly churn rate increased during 2000 as a result of competitive pressures and our efforts to expand the customers we serve to a broader base of consumer segments. Total subscribers, including affiliate markets in which we do not own a controlling interest, were over 17.0 million at the end of 2000. Due to the redemption of our equity interest in AB Cellular during the fourth quarter of 2000, the Houston market subscribers of AB Cellular were no longer included in our total subscribers. Ending total subscribers included approximately 450 thousand subscribers associated with our acquisition of American Cellular in February 2000.

        Our ARPU for the year ended December 31, 2000, was $68.20, an increase of 3.6% compared with 1999. The increase was primarily due to increased minutes of use per subscriber, driven in part by the continued success of AT&T Digital One Rate service and other rate plans introduced in 2000. Our ARPU trended downward during the second half of 2000 as a result of market segmentation efforts. Despite this, our ARPU remained higher than the wireless industry average during the year ended December 31, 2000.

        Equipment revenue for the year ended December 31, 2000, was $1,072 million, an increase of $268 million, or 33.2%, compared with 1999. This increase was primarily due to a 53.6% increase in gross consolidated subscriber additions during the year ended December 31, 2000, compared with 1999, which included gross subscriber additions associated with acquisitions completed during 2000.

Costs of services

        Costs of services for the year ended December 31, 2000, were $3,017 million, an increase of $487 million, or 19.2%, compared with 1999. Nearly one-fourth of this increase was due to growth in the subscriber base and their increased minutes of use, which resulted in an increase in toll, access and other connection charges paid to connect calls on other networks, including AT&T. An additional approximate one-fourth of the increase was the result of an increase in the costs to maintain our owned and operated network. The remaining increase was partially a result of higher provisions for uncollectible receivables, as well as increases in non-income related taxes. Partially offsetting these increases was a decrease in roaming costs paid to other wireless service providers/carriers.

Costs of equipment sales

        Costs of equipment sales for the year ended December 31, 2000, were $2,041 million. This was an increase of $775 million, or 61.2%, compared with 1999. This increase was due primarily to higher gross subscriber additions in 2000 compared with the prior year, including gross subscriber additions associated with acquisitions completed during 2000.

Selling, general and administrative

        SG&A for the year ended December 31, 2000, were $3,512 million, compared with $2,641 million for the year ended December 31, 1999, representing an increase of 33.0%. Approximately one-half of the increase in SG&A was due to higher marketing and selling costs, primarily advertising and commissions, associated with the increase in gross consolidated subscriber additions for the year ended December 31, 2000, compared to 1999. CPGA was $367 for both the years ended December 31, 2000 and 1999. In addition, approximately one-third of the SG&A increase was due to an increase in information technology and customer care-related expenses, which resulted from growth in the customer base.

Depreciation and amortization

        Depreciation and amortization expenses for the year ended December 31, 2000, were $1,639 million, an increase of $408 million, or 33.1%, compared with 1999. The increase in depreciation and amortization expenses primarily resulted from growth in our depreciable asset base resulting from capital expenditures to increase the capacity of the network and improve call quality. Total capital expenditures, including capital expenditures associated with internal-use software, were $3,876 million and $2,339 million for the years ended December 31, 2000 and 1999, respectively. Additionally, amortization expense, which includes amortization of licensing costs, goodwill, and other acquisition-related intangibles, increased for the year ended December 31, 2000, as a result of the 1999 acquisitions of Vanguard Cellular and Honolulu Cellular, as well as the 2000 acquisitions, primarily the Bay Area Properties and Wireless One, both of which closed during June 2000.

Asset impairment and restructuring charges

        During the fourth quarter of 1999, we recorded a $528 million asset-impairment charge primarily associated with the planned disposal of wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. The program provided us with the newest technology available and allowed us to evolve to new next-generation digital technology, which will provide high-speed data capabilities.

Other income

        Other income for the year ended December 31, 2000, was $534 million, compared with $122 million for the year ended December 31, 1999. The increase for the year ended December 31, 2000, was due primarily to the pre-tax gain of $379 million recognized on the transactions associated with our affiliate investment in TeleCorp, interest income of $143 million on the note receivable from AT&T, and pre-tax gains totaling $141 million associated with the sale of two equity investments during the second quarter of 2000. These increases were partially offset by a pre-tax loss of $184 million associated with the acquisition of the Los Angeles cellular property resulting from AB Cellular's redemption of our equity interest in AB Cellular, as well as pre-tax gains on the sale of businesses and investments of $99 million recorded in 1999.

Interest expense

        Interest expense for the year ended December 31, 2000, was $85 million, a decrease of $51 million, or 37.2%, compared with 1999. The decrease was due to higher levels of capitalized interest as a result of increased capital expenditures, as well as lower levels of average outstanding debt due to AT&T. The decrease in the average outstanding debt due to AT&T was attributable to the recapitalization of $2.0 billion of long-term debt due to AT&T into 9% cumulative preferred stock held by AT&T in conjunction with the offering of AT&T Wireless Group tracking stock in April 2000. These decreases were partially offset by a higher rate of interest charged by AT&T on the intercompany debt in 2000 versus the prior year.

Provision (benefit) for income taxes

        The provision for income taxes for the year ended December 31, 2000, was $246 million, compared with a benefit of $257 million for the year ended December 31, 1999. The annual effective income tax rate for the year ended December 31, 2000, was 35.7%, compared with 44.1% for the year ended December 31, 1999. The annual effective income tax rate for 2000 was affected by non-deductible goodwill, as well as the sale of a foreign investment. The annual effective income tax rate for 1999 was affected by the benefit from a change in the valuation allowance and other estimates, offset by non-deductible goodwill and other purchased intangibles.

Net equity (losses) earnings from investments in unconsolidated subsidiaries

        Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax, were $388 million of earnings for the year ended December 31, 2000, compared with $19 million of losses for 1999, and were associated with our domestic and international equity investments. Approximately $327 million of the increase was related to our domestic equity investments, and the remaining increase was associated with decreased losses from our international equity investments. The increase in our domestic net equity earnings was primarily due to a $372 million after-tax gain included in equity earnings for our proportionate share of the gain recognized by AB Cellular on the redemption of our equity interest in AB Cellular.

Dividend requirements on preferred stock held by AT&T

        At December 31, 2000 and 1999, we had outstanding $3.0 billion and $1.0 billion, respectively, of preferred stock held by AT&T that paid dividends at 9% per annum. Long-term debt due to AT&T of $2.0 billion was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T in conjunction with the offering of AT&T Wireless Group tracking stock. Dividend requirements on this preferred stock for the year ended December 31, 2000, were $130 million and for the year ended December 31, 1999, were $56 million, net of amounts recorded in accordance with the tax-sharing agreement.

Income (loss) from continuing operations available to common shareholders per share

        Income (loss) from continuing operations available to common shareholders per share was income of $0.28 for the year ended December 31, 2000, compared with a loss of ($0.16) for the year ended December 31, 1999. Partially contributing to the increase were one-time transactions recorded during both 2000 and 1999. The 2000 period included gains resulting from the sale of two equity investments, the gain on the transactions associated with our affiliate investment TeleCorp, and the net gain associated with the redemption of our equity interest in AB Cellular. The 1999 period included the asset impairment and restructuring charge. The remaining increase in income (loss) from continuing operations available to common shareholders per share resulted from higher operating income, as well as increased interest income, partially offset by an increased provision for income taxes and higher dividend requirements on preferred stock held by AT&T.

Loss from discontinued operations per share

        Loss from discontinued operations per share increased to ($0.07) for the year ended December 31, 2000, compared with ($0.02) for the year ended December 31, 1999. The increased losses resulted from higher operating expenses, including costs of services and SG&A associated with the launching of commercial service by the fixed wireless business during 2000.

Net (loss) income available to common shareholders per share

        Net (loss) income available to common shareholders per share was income of $0.21 for the year ended December 31, 2000, compared with a loss of ($0.18) for the year ended December 31, 1999. The increase in net (loss) income available to common shareholders per share was driven by higher income associated with our continuing operations, partially offset by higher losses associated with our discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

        Prior to the split-off, financing activities for AT&T Wireless Services and the rest of AT&T Wireless Group were managed by AT&T on a centralized basis and were subject to the review of the AT&T Wireless Group capital stock committee of AT&T's board of directors. Sources of funds included AT&T Wireless Group tracking stock offering proceeds attributed from AT&T, intercompany borrowings from AT&T, internally generated funds, capital contributions from AT&T prior to the AT&T Wireless Group tracking stock offering, as well as proceeds from the DoCoMo transaction. Capital contributions from AT&T prior to the offering included acquisitions made by AT&T that have been attributed to us. Non-cash capital contributions from AT&T related to acquisitions and initial investments funded by AT&T prior to the offering totaled $539 million and $2,553 million for the years ended December 31, 2000 and 1999, respectively. In addition, AT&T performed cash management functions on our behalf. Cash balances maintained and reported by us prior to the split-off primarily represented cash balances for which no right of offset existed with AT&T. Effective with the split-off, we began performing cash management and financing activities as a stand-alone entity.

        We expect to rely on existing cash balances that resulted from various transactions discussed below, as well as cash generated from operations and external funds, to fund our capital requirements for at least the next 12 months. Our capital requirements will include capital expenditures associated with continued network expansion, spectrum requirements, including commitments associated with our affiliate Alaska Native Wireless (ANW), acquisitions, debt service requirements, non-consolidated investment fundings, and cash requirements to expand our subscriber base. Sources of external funds may include the issuance of public equity or debt securities, issuances of commercial paper, utilization of existing credit facilities, or securitization of receivables. We may also generate cash from the sale of non-strategic assets or excess spectrum. Our needs for additional capital will be impacted by our ability to reduce costs and continue to achieve subscriber and revenue growth.

        In association with the split-off, AT&T Wireless Services and AT&T entered into a separation and distribution agreement that governed the terms of the split-off. In June 2001, we repaid to AT&T the $1.8 billion of long-term debt and related accrued interest, and redeemed the $3.0 billion of preferred stock and related unpaid dividends held by AT&T. Additionally, under the separation and distribution agreement, in early July 2001, prior to the split-off, we received payment of our note receivable from AT&T, which totaled $5.3 billion. The $5.3 billion represented funds not yet utilized associated with the DoCoMo investment and Senior Notes offering discussed below.

        On January 22, 2001, AT&T closed its transaction with DoCoMo. AT&T attributed $6.1 billion of the approximate $9.8 billion of net proceeds received from DoCoMo to us. We utilized a portion of these proceeds during 2001 to fund capital expenditures, including capital expenditures to support the initial build-out and launch of our GSM network. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if, under certain circumstances, we fail to meet specified technological milestones. DoCoMo may require the repurchase of its investment, plus interest, if prior to June 30, 2004, we abandon wideband code division multiple access as our primary technology for third-generation services, or if we fail to launch services using universal mobile telecommunications systems (UMTS) in at least 13 of the top 50 U.S. markets, with certain specified exceptions. Although we believe that the likelihood of us having to repurchase DoCoMo's investment is remote, if this occurred, the amount would be material to our results of operations and cash flows.

        On March 6, 2001, we completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with $1 billion maturing on March 1, 2006, $3 billion maturing on March 1, 2011, and $2.5 billion maturing on March 1, 2031. The notes pay interest at fixed rates ranging from 7.350% to 8.750% per annum, payable semi-annually, and include customary covenants. In accordance with registration rights attached to the notes, on October 3, 2001, we completed an exchange offer exchanging, at the election of the note holder, nearly 100% of private placement Senior Notes for new Senior Notes pursuant to a registration statement filed under the Securities Act of 1933. We had interest expense of $443 million for the year ended December 31, 2001, associated with these notes, of which $100 million was capitalized. We have entered into interest rate swaps totaling $700 million as of December 31, 2001, related to these notes. Interest savings recognized for the year ended December 31, 2001, related to the interest rate swaps totaled $2 million. We expect to incur interest payments related to these notes of approximately $525 million for the year ended December 31, 2002.

        On March 23, 2001, we entered into Competitive Advance and Revolving Credit Facilities (the Facilities) in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The Facilities are subject to a facility fee ranging from 8 to 30 basis points, payable quarterly on the total commitment, used or unused. The facility fees are based on the respective agreements and will fluctuate based on our Senior Notes rating. The Facilities are also subject to a utilization fee of 12.5 basis points if borrowings exceed certain levels as defined in the agreement. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 32.5 to 100 basis points depending on our Senior Notes rating or (ii) the greater of the prime rate or the Federal funds effective rate plus 50 basis points. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations, warranties and events of default. In addition, the Facilities contain financial covenants requiring us to maintain certain financial ratios. Further, the existence of an obligation by us to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default. No amounts had been borrowed under the Facilities at December 31, 2001.

        During June 2001, we finalized agreements with a group of commercial paper dealers to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with our other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of December 31, 2001, we had not issued any notes under this program.

        On March 1, 2002, we initiated a three-year accounts receivable securitization program. The securitization program will allow for up to $1.2 billion of financing, to be collateralized by subscriber trade accounts receivable. Under the program, we can sell subscriber trade accounts receivable on a revolving basis to a special-purpose, wholly owned subsidiary of us. Our wholly owned subsidiary would then sell an undivided interest in such receivables to an unrelated third-party financing entity. The financing is subject to program fees, payable monthly, based on the outstanding borrowed amount. There are currently no amounts outstanding under this financing arrangement. This financing arrangement is to be used for general corporate purposes, is subject to customary securitization covenants and will be recorded as an on-balance sheet transaction. Included in the covenants are provisions for the termination of the program in the event that a minimum credit rating is not maintained by us associated with our Senior Notes.

Capital Requirements -- Capital Expenditures

        The operation, upgrade and expansion of our network, including our upgrade to next-generation technologies will require substantial amounts of capital over the next several years. Capital expenditures totaled $5.0 billion for the year ended December 31, 2001, of which approximately 20% represented capital expenditures associated with the initial build-out of our interim data network, GSM/GPRS. The remaining approximately 80% represented capital expenditures associated with our existing TDMA network. During 2002, we expect to spend approximately $5.0 billion on capital expenditures, of which we estimate that approximately two-thirds will be spent on our GSM/GPRS network. We have entered into various purchase commitments for network equipment as well as handsets related to the development of our next-generation strategy. Those commitments totaled $1.5 billion as of December 31, 2001, and expire between 2002 and 2004.

Capital Requirements -- Spectrum

        We may also require substantial capital for additional spectrum, including our existing commitment as discussed below to fund spectrum purchases made by our affiliate ANW. To the extent winning bids made by ANW are revoked and the licenses are not granted, we may pursue other alternatives associated with acquiring additional spectrum. Access to this spectrum, or other sources of spectrum, will enhance our existing spectrum portfolio, as well as help us to meet customer growth targets and the growing demand for and usage of existing and new wireless products.

        During November 2000, AT&T Wireless Services joined with others in the formation of a venture, ANW, which participated in the Federal Communication Commission's (FCC) recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and ANW was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Services committed to fund $2.6 billion to ANW to fund ANW's purchase of licenses. As of December 31, 2001, AT&T Wireless Services funded approximately $309 million of the commitment through a combination of a non-controlling equity interest and debt securities of ANW. On March 4, 2002, the FCC announced that it is prepared to grant to ANW some of the licenses on which it was the high bidder upon payment of $90 million, which is the balance of the purchase price for those licenses. AT&T Wireless Services anticipates that it will provide funding for this purchase to ANW. The remaining approximately $2.2 billion of additional funding will be made if and when the remaining licenses are granted, and will take the form of convertible and non-convertible notes of ANW. At the fifth anniversary of the first date on which licenses won in the auction are granted to ANW, and in addition to other means by which they may transfer their interests, the other owners of ANW have the right to require AT&T Wireless Services to purchase their equity interests. If this right were exercised five years after license grant, assuming licenses are granted in March 2002, the purchase price would be up to approximately $1.1 billion and would be payable, at AT&T Wireless Services' option, in cash or marketable securities. The right to require AT&T Wireless Services to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of ANW is rejected or if any license granted to ANW is revoked, AT&T Wireless Services would be obligated to compensate other owners for making capital available to the venture. AT&T Wireless Services does not believe the amount of any such compensation, if it were required, would be material. In June 2001, a federal appeals court ruled that the FCC had acted improperly in repossessing from NextWave Telecom, Inc. most of the spectrum offered in the auction. The United States Supreme Court has ruled that it will hear an appeal of that decision.

        We had commitments to fund spectrum acquisitions and operational funding requirements of an equity method investment that totaled approximately $251 million as of December 31, 2001. These commitments were fully funded during the first quarter of 2002.

Capital Requirements -- Acquisitions

        On October 8, 2001, we announced that we had entered into an agreement to acquire TeleCorp in an all-stock transaction then valued at approximately $4.7 billion. We agreed to acquire the remaining 77% of TeleCorp that we did not already own for AT&T Wireless Services common stock then valued at approximately $2.4 billion and the assumption of $2.1 billion in net debt and approximately $221 million in preferred securities. We closed the merger transaction with TeleCorp on February 15, 2002.

        Upon closing of the transaction with TeleCorp, we repaid approximately $938 million of the debt assumed from TeleCorp, including their outstanding bank credit facilities and government financings. The remaining debt we assumed primarily includes senior subordinated notes paying interest rates ranging from 10 5/8% to 12 3/4%. Certain of these notes contain restrictive covenants. We are currently evaluating alternatives related to these senior subordinated notes. Assuming the senior subordinated notes remain outstanding during 2002, our expected interest payments associated with these notes would be $95 million. Also upon closing of the transaction, we issued mandatorily redeemable preferred stock to replace certain previously outstanding series of TeleCorp preferred stock, which accrete interest at rates of 6.0% per annum.

        In addition to the debt service requirements associated with the TeleCorp acquisition, we will also require capital resources to fund their operational needs, including operational requirements associated with aligning TeleCorp's markets with our existing national processes. Additionally, we will require capital resources to fund capital expenditures to expand their existing network and begin initial deployment of their interim data network.

        On February 27, 2002, we signed a definitive agreement to acquire for $285 million in cash the remaining 49% minority interest in a market in which we previously held a 51% ownership interest. The agreement remains subject to certain closing conditions and is expected to close during the first half of 2002.

Capital Requirements - Other

        In December 2001, we finalized plans and received approval from our board of directors to exit the fixed wireless business. This decision resulted in a pre-tax charge during the fourth quarter of $1.3 billion, reflecting a write-down of the assets and the impact of phased exit charges. The pre-tax charge of $1.3 billion included asset write-offs of $1.1 billion and estimated cash closing costs associated with the exit of the business of $258 million, of which $30 million was paid in December 2001. We anticipate that disposal of the fixed wireless business will be completed by mid-2002.

        We periodically make equity contributions into international and domestic investments in which we do not own a controlling interest. We currently have no commitments outstanding related to these investments, with the exception of our commitment associated with ANW discussed above.

        In conjunction with the split-off, we entered into a Master Carrier Agreement with AT&T to purchase certain voice and data telecommunications services. Under the Master Carrier Agreement, we are required to purchase wholesale long-distance services we provide to our customers in an amount equal to our 2001 actual purchases for each of five years, beginning with the date of split-off. We are required to pay AT&T any shortfall in cumulative usage at the rate of $0.01 per minute at the end of the five year period. Our maximum commitment for this shortfall as of December 31, 2001 was approximately $484 million. We are also required to purchase long-distance services associated with our administrative phone usage equal to $75 million for each of three years following the split-off. As of December 31, 2001, we had fulfilled approximately $45 million of the first year's commitment under the agreement. In addition, we are required to purchase certain network data services from AT&T in an amount equal to $36 million for each of the three years following the split-off. As of December 31, 2001, we had fulfilled all of the first year's commitment under the agreement.

        As of December 31, 2001, our estimated commitments associated with operating leases were approximately $2.3 billion. These commitments are associated with contracts that expire in various years through 2045.

        We have commitments with local exchange carries for dedicated leased lines. The original terms of these commitments vary from month-to-month up to five years. We incurred approximately $300 million in 2001 related to these dedicated transport commitments. We also have various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

        As of December 31, 2001, we had no material off-balance sheet financing arrangements.

CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001, COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

        Net cash provided by operating activities of continuing operations for the year ended December 31, 2001, was $2,734 million, compared with $1,786 million for the year ended December 31, 2000. The increase in net cash provided by operating activities from continuing operations was primarily due to an increase in operating income excluding depreciation and amortization, resulting from revenue growth and a continued focus on cost reductions. Net cash provided by operating activities of continuing operations also increased as a result of a decrease in inventories in the current year versus an increase in the prior year, as well as an increase in interest accruals for the year ended December 31, 2001. These increases were partially offset by larger increases in operating and payroll-related accruals for the year ended December 31, 2000, as compared with the current year. Net cash used in investing activities from continuing operations for the year ended December 31, 2001, was $5,910 million, compared with $9,927 million for the year ended December 31, 2000. The decrease was due primarily to the acquisitions of wireless systems in Houston, Indianapolis, San Diego, the Bay Area Properties, and Wireless One totaling approximately $4.7 billion during 2000. Additionally, investing activities from continuing operations for the year ended December 31, 2001, included the approximate $650 million in pre-tax proceeds realized on the sale of our equity interest in Japan Telecom. Offsetting these decreases was an increase in capital expenditures for the year ended December 31, 2001, compared with the year ended December 31, 2000, primarily as a result of spending associated with the initial build-out of our GSM network. Net cash provided by financing activities of continuing operations for the year ended December 31, 2001, was $7,034 million, compared with $8,947 million for the year ended December 31, 2000. Financing activities of continuing operations for the year ended December 31, 2001, included the $6.1 billion of allocated net proceeds from AT&T associated with the investment by DoCoMo, as well as the $6.3 billion of net proceeds received from our Senior Notes offering in March 2001. These proceeds were offset by the $2.4 billion of debt repaid to AT&T and $3.0 billion of preferred stock held by AT&T that we redeemed in June 2001. Net cash provided by financing activities of continuing operations for the year ended December 31, 2000, primarily included the $7.0 billion of proceeds allocated from AT&T associated with the April 2000 offering of AT&T Wireless Group tracking stock, as well as an increase in debt and transfers from AT&T. Net cash used in discontinued operations decreased to $568 million for the year ended December 31, 2001, versus net cash used of $749 million for the year ended December 31, 2000. The decrease in net cash used in discontinued operations was primarily driven by $184 million of license purchases made by the fixed wireless business during the year ended December 31, 2000.

CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000, COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

        Net cash provided by operating activities of continuing operations for the year ended December 31, 2000, was $1,786 million, compared with $913 million for the year ended December 31, 1999. Approximately three-quarters of the increase in cash provided by operating activities from continuing operations was due to an increase in operating income excluding depreciation and amortization, and the asset impairment and restructuring charge in 1999, resulting from revenue growth and expense leveraging. The remaining increase was due to an increase in operating and payroll-related accruals, partially offset by increases in inventories and accounts receivable. Net cash used in investing activities from continuing operations for the year ended December 31, 2000, was $9,927 million, compared with $1,986 million for the year ended December 31, 1999. The increase was due primarily to the acquisitions of wireless systems in Houston, Indianapolis, San Diego, the Bay Area Properties, and Wireless One totaling approximately $4.7 billion. Equity investment purchases increased primarily due to the acquisition of approximately $1.0 billion in equity interests in international ventures, acquired from AT&T in association with their acquisition of MediaOne. The remaining increase was due to increased capital expenditures as a result of efforts to increase network capacity in existing markets as well as to expand our national footprint. Net cash provided by financing activities of continuing operations for the year December 31, 2000, was $8,947 million, compared with $1,234 million for the year ended December 31, 1999. The increase was primarily due to the $7.0 billion of proceeds attributed from the offering of AT&T Wireless Group tracking stock, $0.6 billion of short-term debt borrowed from AT&T, as well as increased transfers from AT&T prior to the offering, to fund acquisitions and higher capital expenditures. Net cash used in discontinued operations increased to $749 million for the year ended December 31, 2000, versus net cash used of $183 million for the year ended December 31, 1999. The increase in net cash used in discontinued operations was primarily driven by an increase in capital expenditures and license purchases, as well as higher operating losses associated with the fixed wireless business.

EBITDA FOR THE YEAR ENDED DECEMBER 31, 2001, COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

        EBITDA and EBITDA excluding our non-cash asset impairment and restructuring charges are the primary measures used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to accounting principles generally accepted in the United States of America, measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity.

        EBITDA for the year ended December 31, 2001, was $3,100 million, compared with $1,876 million for the year ended December 31, 2000. The growth in EBITDA was due to an increase in services revenue and a continued focus on cost reductions, primarily within SG&A. This EBITDA growth was partially offset by increased network costs attributable to the growth in subscribers and their related increased minutes of use, as well as increased acquisition and customer care-related expenses associated with growth in the subscriber base.

EBITDA FOR THE YEAR ENDED DECEMBER 31, 2000, COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

        EBITDA for the year ended December 31, 2000, was $1,876 million, compared with $662 million for the year ended December 31, 1999. On an operational basis, adjusted to exclude the 1999 asset impairment and restructuring charge of $528 million, operational EBITDA increased $686 million or 57.6%. The increase was primarily the result of revenue growth and lower incollect expenses. These increases were partially offset by increased customer-acquisition costs associated with the increase in gross subscriber additions, increased network costs attributable to the growth in subscribers and their minutes of use, and increased information technology and customer care-related costs to support growth in the subscriber base.

EBITDA MARGIN FOR THE YEAR ENDED DECEMBER 31, 2001, COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

        EBITDA margin, defined as EBITDA as a percentage of services revenue, was 24.7% for the year ended December 31, 2001, compared with 20.0% for the year ended December 31, 2000. The improvement in EBITDA margin for the year ended December 31, 2001, compared with the year ended December 31, 2000, was primarily driven by revenue growth, a reduction in incollect expenses, and a decrease in costs of equipment sales and the related equipment incentives. These improvements were partially offset by increased costs of services, including access, toll and interconnection charges, higher expenses associated with our expanded network, and an increase in the provision for uncollectible receivables.

EBITDA MARGIN FOR THE YEAR ENDED DECEMBER 31, 2000, COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

        EBITDA margin was 20.0% for the year ended December 31, 2000, compared with 17.4% for the year ended December 31, 1999, excluding the 1999 asset impairment and restructuring charge. The improvement in EBITDA margin for the year ended December 31, 2000, compared to the year ended December 31, 1999, was primarily driven by revenue growth and expense leveraging, primarily incollect expenses, partially offset by increased customer acquisition and customer care costs associated with growth in the subscriber base.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

        Prior to the split-off, our market risk was managed by AT&T, as AT&T performed cash management and other treasury-related functions on our behalf. Subsequent to the split-off, we are responsible for managing market risk as a separate company. We are exposed to market risk from changes in interest and foreign exchange rates. Additionally, we are exposed to market risk associated with changes in prices of AT&T Wireless Services common stock. We use certain derivative financial instruments, primarily interest rate swaps, to manage our market risks. We do not use derivative financial instruments for trading or speculative purposes.

        We currently have outstanding $6.5 billion of Senior Notes with fixed interest rates ranging from 7.35% to 8.75%, and with maturity dates between 2006 and 2031. As of December 31, 2001, we had entered into interest rate swaps with a total notional value of $700 million. On a semi-annual basis, we pay a floating rate of interest plus a fixed spread, which averaged 4.5% as of December 31, 2001, and receive a fixed rate of 7.35% in return. The swaps were entered into as hedges of the fair value of our 7.35%, 2006 bonds, and expire on March 1, 2006, the bonds' maturity date. Assuming a 10% shift in interest rates, the fair value of the interest rate swaps and the underlying hedged debt would have changed by approximately $14 million at December 31, 2001.

        Prior to the split-off, we were subject to interest rate risk associated with our short- and long-term debt due to AT&T. Our short-term debt due to AT&T was in the form of a revolving loan, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The loan was repaid in full in January 2001. Our long-term debt due to AT&T was 10-year term debt that bore interest at a fixed rate of 8.1% per annum. Our long-term debt due to AT&T was repaid in June 2001.

        We may have future interest rate risk associated with the $2.5 billion Competitive Advance and Revolving Credit Facilities (Facilities), which were executed in March 2001, as well as the commercial paper agreement we finalized in June 2001. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 32.5 to 100 basis points depending upon our Senior Notes rating, or (ii) the greater of the prime rate or the Federal funds effective rate plus 50 basis points. As of December 31, 2001, there were no amounts outstanding under the Facilities, or any notes outstanding under the commercial paper agreement.

        We have foreign currency risk associated with investments in wireless companies outside of the United States of America. Results for our international investments in unconsolidated subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. We have not entered into any derivative financial instruments to hedge our foreign currency exposure. Additionally, we believe that the potential exposure is not material to our overall financial position or results of operations.

        We have equity price risk associated with common stock warrants in our common stock which are held by DoCoMo. In association with the split-off, DoCoMo's warrants in AT&T Wireless Group tracking stock were converted into 41.7 million common stock warrants in AT&T Wireless Services with a strike price of $35 per share.

        The risk management discussion above, related to our market risks, contains forward-looking statements. Future impacts of market risk would be based on actual developments in the financial markets.

FINANCIAL CONDITION

AT DECEMBER 31, 2001, COMPARED WITH DECEMBER 31, 2000

        Total assets increased to $41,722 million at December 31, 2001, an increase of $6,420 million, or 18.2%, versus December 31, 2000. Total assets at December 31, 2001, included $3.4 billion of cash and cash equivalents which represented the remaining proceeds from the $6.5 billion Senior Notes offering in March 2001, as well as the $6.1 billion of net proceeds allocated from AT&T associated with the January 2001 DoCoMo transaction. Also attributing to the increase in total assets was an increase in property, plant and equipment as a result of capital expenditures made during 2001. The assets of the fixed wireless business were reflected as "Assets of discontinued operations" at both December 31, 2001 and 2000. The decrease in assets of discontinued operations was the result of the $1.1 billion pre-tax write-off of fixed wireless assets during the fourth quarter of 2001 resulting from our decision to exit the fixed wireless business.

        Total liabilities were $14,731 million at December 31, 2001, an increase of $4,347 million, or 41.9%, compared with December 31, 2000. The increase was primarily attributable to the $6.5 billion Senior Notes offering which occurred in March 2001. Partially offsetting this increase were decreases in the short-term debt due to AT&T, which was repaid in January 2001, and the long-term debt due to AT&T, which was repaid in June 2001.

        Preferred stock held by AT&T of $3.0 billion at December 31, 2000, was redeemed during June 2001.

        Mandatorily redeemable common stock totaling $7,664 million at the end of fourth quarter represented the fair value as of split-off date of the AT&T Wireless Services common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if we fail to meet specified technological milestones.

        Shareholders' equity was $19,281 million at December 31, 2001, a decrease of $2,596 million, or 11.9%, from December 31, 2000, primarily due to the reclassification of common shares held by DoCoMo to mandatorily redeemable common stock. Effective with the split-off in July 2001, our common shares outstanding totaled 2.53 billion, including 406 million shares held by DoCoMo. Additionally, our accumulated deficit increased during the fourth quarter as a result of the loss recorded on the discontinuation of the fixed wireless business.

RELATED PARTY TRANSACTIONS

        During 2001, we had business dealings, which were conducted in the ordinary course of business, with entities in which members of our board of directors have an interest. These transactions, including the items discussed below, did not have a material impact to our results of operations, financial position or cash flows.

        Subsequent to our split-off from AT&T in July 2001, we appointed an individual to our board of directors who has a controlling interest in several entities to which we had previously committed to provide financing. The financing provided by us to these entities was in the form of non-controlling equity interests, as well as debt. Proceeds of these financings were used to acquire, from third parties, license spectrum that we are not eligible to own, as well as certain operating requirements of the entities. Our aggregate financing to these entities since January 1, 2001, totaled $642 million, including fundings which occurred during the first quarter of 2002.

INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

        We hold equity interests in various domestic and international ventures and partnerships. These ventures and partnerships operate primarily in the wireless telecommunications industry. We account for these investments primarily under the equity method of accounting. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," we periodically review our cost and equity method investments for impairment. These reviews are performed to determine whether declines in market values of our investments below their carrying values are deemed to be other than temporary. During the fourth quarter of 2001, we recorded $66 million of after-tax losses within net equity (losses) earnings from investments in unconsolidated subsidiaries related to market value declines of two international investments for which these declines were deemed to be other than temporary. We may record additional impairment losses in the future if additional declines occur which are deemed to be other than temporary.

        The following discussion relates to significant transactions related to our investments in unconsolidated subsidiaries that occurred during the year ended December 31, 2001.

        On February 8, 2001, we completed our purchase of $200 million in Series AA preferred stock from Dobson Communications Corporation (Dobson), which has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, we will increase our ownership interest in Dobson, on an as-converted-to-common-stock basis, from our current ownership of 4.7% to approximately 11.8%.

        On April 27, 2001, AT&T completed the sale of its interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to us. We recognized an after-tax gain of $298 million associated with the transaction, which was recorded in net equity (losses) earnings from investments in the second quarter of 2001.

        During the first quarter of 2001, we issued unsecured term notes to Rogers Wireless Communications, Inc. (Rogers Wireless) to pay for spectrum it successfully bid upon in the Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which our joint venture with British Telecommunications plc, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.35%. We funded the purchase on behalf of JVII by offsetting it against the unsecured, interest-bearing notes made by us. This transaction resulted in our obtaining a controlling interest of JVII, as well as increasing our indirect ownership percentage in Rogers Wireless. On July 3, 2001, we acquired British Telecommunications' interest in JVII for approximately $380 million in cash. As a result of this acquisition, we now own 100% of JVII, and, through JVII, hold a 34.35% ownership interest in Rogers Wireless.

        During 2001, we directly and through our interest in Birla AT&T Communications Ltd. completed two transactions that expanded our coverage area in the Indian states of Andhra Pradesh and Madhya Pradesh. These transactions were completed by the fourth quarter of 2001. As a result, we now own an approximate 33% interest in the newly merged entity, Birla Tata AT&T Ltd. In the third quarter of 2001, we and other venture partners executed an agreement to combine Birla Tata AT&T Ltd. with BPL Mobile Communications Ltd. and certain portions of BPL Cellular Ltd. We currently own a 49% interest in BPL Cellular Ltd. The agreement to combine these entities is subject to a number of conditions. If all conditions are satisfied and a combination occurs as contemplated in the agreement, we estimate that our ownership will be approximately 24% in the final combined entity.

RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." This statement provides accounting and reporting standards for business combinations initiated subsequent to June 30, 2001. All business combinations in the scope of this statement are to be accounted for under one method, the purchase method. AT&T Wireless Services' adoption of this statement during 2001 did not have a material impact on AT&T Wireless Services' results of operations, financial position or cash flow.

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement provides accounting and reporting standards for intangible assets acquired individually, with a group of other assets, or as part of a business combination. This statement addresses how acquired goodwill and other intangible assets are recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements. Under this statement, goodwill, including excess net book value associated with equity method investments, and other intangible assets with indefinite useful lives, on a prospective basis, will no longer be amortized. AT&T Wireless Services believes licensing costs qualify as having indefinite useful lives and therefore will cease amortization of licensing costs on a

'prospective basis. AT&T Wireless Services recognized pre-tax amortization of goodwill, licensing costs and amortization of excess net book value associated with equity method investments of $135 million, $378 million and $65 million, respectively, for the year ended December 31, 2001. AT&T Wireless Services anticipates that the amounts that would have been recorded for the year ended December 31, 2002, would not be materially different than the amounts recorded during 2001. Goodwill and other indefinite-lived assets will be tested for impairment at least annually, based on a fair value comparison. Intangible assets which have finite useful lives will continue to be amortized over their respective useful lives. This statement also requires expanded disclosure for goodwill and other intangible assets. AT&T Wireless Services is required to adopt this statement on January 1, 2002. Upon adoption of this statement, AT&T Wireless Services will be required to complete a transitional impairment test related to goodwill and other indefinite-lived intangible assets. Any resulting impairment loss will be recognized as a cumulative effect of a change in accounting principle. Based upon management's current assessment, AT&T Wireless Services does not anticipate recording any material impairment charges associated with its consolidated goodwill and other indefinite-lived intangible assets upon adoption of this standard. Any resulting impairment charges recorded by AT&T Wireless Services' equity method investments upon adoption of this standard may have a material impact to AT&T Wireless Services' results of operations.

        In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. AT&T Wireless Services will be required to adopt this statement no later than January 1, 2003. AT&T Wireless Services is currently assessing the impact of this statement on its results of operations, financial position and cash flows.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. AT&T Wireless Services' adoption of this statement on January 1, 2002, did not have a material impact on AT&T Wireless Services' results of operations, financial position or cash flows.

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our relationship with our former parent, AT&T Corp., following our separation from AT&T Corp. in July 2001, financial condition, results of operations, cash flows, financing plans, business strategies, operating efficiencies or synergies, capital and other expenditures, network build-out and upgrade, competitive positions, availability of capital, growth opportunities for existing products, our acquisition and growth strategy, benefits from new technologies, availability and deployment of new technologies, our decision to exit the fixed wireless business, our acquisition of TeleCorp PCS, Inc., plans and objectives of management, and other matters.

        Statements in this document that are not historical facts are hereby identified as forward-looking statements. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build-out, interest costs and income, in each case, relating to us, wherever they occur in this document, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

- the risks associated with the implementation of a third-generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom we must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered;

- the potential impact of NTT DoCoMo's investment in us, including provisions of the agreements that restrict our future operations, and provisions that may require the repurchase of NTT DoCoMo's investment if we fail to meet specified conditions, under certain circumstances;

- the risks associated with operating as an independent entity as opposed to as part of an integrated telecommunications provider with AT&T Corp., our former parent, including the inability to rely on the financial and operational resources of the combined company and having to provide services that were previously provided by a different part of the combined company;

- the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, more desirable or innovative products, technological substitutes, or have extensive resources or better financing;

- the introduction or popularity of new products and services, including pre-paid phone products, which could increase churn;

- the impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets we serve;

- the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making our competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively;

- the effects of vigorous competition in the markets in which we operate and for more valuable customers, which may decrease prices charged, increase churn and change the customer mix, profitability and average revenue per user;

- the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services;

- the ability to establish a significant market presence in new geographic and service markets;

- the availability and cost of capital and the consequences of increased leverage;

- the impact of any unusual items resulting from ongoing evaluations of our business strategies;

- the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

- the risks and costs associated with the need to acquire additional spectrum for current and future services;

- the risks associated with technological requirements, technology substitution and changes and other technological developments;

- the risks and potential unanticipated costs associated with exiting the fixed wireless business;

- the risks and uncertainties associated with the consummation of the TeleCorp PCS, Inc. acquisition and integration of TeleCorp PCS, Inc.'s business and operations;

- the results of litigation filed or to be filed against us, or of some types of litigation filed or to be filed against AT&T Corp. for which we have agreed to assume liability under the split-off agreements between AT&T Corp. and us;

- the possibility of one or more of the markets in which we compete being affected by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which we have no control.

        The words estimate, project, intend, expect, believe, plan and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Moreover, in the future, we may make forward-looking statements about the matters described in this document or other matters concerning us.

                              REPORT OF MANAGEMENT

Management is responsible for the preparation of AT&T Wireless Services' consolidated financial statements and all related information appearing in this annual report. The consolidated financial statements and notes have been prepared in conformity with accounting principles generally accepted in the United States of America and include certain amounts that are estimates based on currently available information and management's judgement of current conditions and circumstances.

To provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that accounting records are reliable for preparing financial statements, management maintains a system of accounting and other controls, including an internal audit function. Even an effective internal control system, no matter how well designed, has inherent limitations-including the possibility of circumvention or overriding of controls-and therefore can provide only reasonable assurance with respect to the financial statement presentation. The system of accounting and other controls is improved and modified in response to changes in business conditions and operations and recommendations made by the independent accountants and the internal auditors.

The Audit Committee of the Board of Directors, which is composed of directors who are not employees, meets periodically with management, the internal auditors and the independent accountants to review the manner in which these groups are performing their responsibilities and to carry out the Audit Committee's oversight role with respect to auditing, internal controls and financial reporting matters. Both the internal auditors and the independent accountants periodically meet privately with the Audit Committee and have access to its individual members.

AT&T Wireless Services engaged PricewaterhouseCoopers LLP, Independent Accountants, to audit the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, which include consideration of the internal control structure. Their report follows.

/s/ JOHN D. ZEGLIS                      /s/ JOSEPH MCCABE JR.
-----------------------                 -------------------------
John D. Zeglis                          Joseph McCabe Jr.
Chairman of the Board,                  Executive Vice President,
Chief Executive Officer                 Chief Financial Officer

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of AT&T Wireless Services, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of AT&T Wireless Services, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
January 29, 2002, except for Note 20, as to which the date is March 7, 2002

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                                  ----------------------------------
                                                                                    2001         2000         1999
                                                                                  --------     --------     --------
REVENUE
Services .....................................................................    $ 12,532     $  9,374     $  6,823
Equipment ....................................................................       1,078        1,072          804
                                                                                  --------     --------     --------
Total revenue ................................................................      13,610       10,446        7,627
                                                                                  --------     --------     --------
OPERATING EXPENSES
Costs of services (excluding depreciation of $1,505, $1,029 and $728
    included below) ..........................................................       3,991        3,017        2,530
Costs of equipment sales .....................................................       2,037        2,041        1,266
Selling, general and administrative ..........................................       4,482        3,512        2,641
Depreciation and amortization ................................................       2,502        1,639        1,231
Asset impairment and restructuring charges ...................................          --           --          528
                                                                                  --------     --------     --------
Total operating expenses .....................................................      13,012       10,209        8,196
                                                                                  --------     --------     --------
OPERATING INCOME (LOSS) ......................................................         598          237         (569)
Other income .................................................................         374          534          122
Interest expense .............................................................         386           85          136
                                                                                  --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET
     EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES          586          686         (583)
Provision (benefit) for income taxes .........................................         311          246         (257)
Net equity (losses) earnings from investments in unconsolidated subsidiaries,
     net of tax ..............................................................         (75)         388          (19)
                                                                                  --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS .....................................         200          828         (345)
Loss from operations of discontinued business
     (net of tax benefits of $(169), $(105) and $(37)) .......................        (273)        (170)         (60)
Loss on disposal of discontinued business (net of tax benefit of $(504)) .....        (814)          --           --
                                                                                  --------     --------     --------
LOSS FROM DISCONTINUED OPERATIONS ............................................      (1,087)        (170)         (60)
                                                                                  --------     --------     --------
NET (LOSS) INCOME ............................................................        (887)         658         (405)
Dividend requirements on preferred stock held by AT&T, net ...................          76          130           56
                                                                                  --------     --------     --------
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS ...........................    $   (963)    $    528     $   (461)
                                                                                  ========     ========     ========

(LOSS) INCOME PER BASIC AND DILUTED SHARE:
     Income (loss) from continuing operations available to common shareholders    $   0.05     $   0.28     $  (0.16)
     Loss from discontinued operations .......................................    $  (0.43)    $  (0.07)    $  (0.02)
                                                                                  --------     --------     --------
     Net (loss) income available to common shareholders ......................    $  (0.38)    $   0.21     $  (0.18)
                                                                                  ========     ========     ========

WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
     Basic ...................................................................       2,530        2,530        2,530
     Diluted .................................................................       2,532        2,532        2,530

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                   AT DECEMBER 31,
                                                                                ---------------------
                                                                                  2001         2000
                                                                                --------     --------
ASSETS
Cash and cash equivalents ..................................................    $  3,352     $     62
Accounts receivable, less allowances of $239 and $193 ......................       2,026        1,865
Inventories ................................................................         307          335
Income tax receivable ......................................................         210          118
Deferred income taxes ......................................................         222           93
Prepaid expenses and other current assets ..................................         180           81
                                                                                --------     --------
TOTAL CURRENT ASSETS .......................................................       6,297        2,554
Property, plant and equipment, net .........................................      12,496        9,231
Licensing costs, net of accumulated amortization of $2,134 and $1,758 ......      13,100       13,403
Investments in and advances to unconsolidated subsidiaries .................       3,672        3,385
Goodwill, net of accumulated amortization of $376 and $241 .................       4,712        4,644
Other assets, net of accumulated amortization of $493 and $263 .............       1,357        1,096
Assets of discontinued operations ..........................................          88          989
                                                                                --------     --------
TOTAL ASSETS ...............................................................    $ 41,722     $ 35,302
                                                                                ========     ========

LIABILITIES
Accounts payable ...........................................................    $  1,035     $  1,080
Payroll and benefit-related liabilities ....................................         409          432
Advertising and promotion accruals .........................................         184          179
Business tax accruals ......................................................         280          258
Interest payable on long-term debt due to others ...........................         175           --
Accrued disposal costs for discontinued operations .........................         228           --
Due on demand notes payable ................................................          88          109
Short-term debt due to AT&T ................................................          --          638
Other current liabilities ..................................................       1,033          958
                                                                                --------     --------
TOTAL CURRENT LIABILITIES ..................................................       3,432        3,654
Long-term debt due to AT&T .................................................          --        1,800
Long-term debt due to others ...............................................       6,617           --
Deferred income taxes ......................................................       4,352        4,659
Other long-term liabilities ................................................         330          271
                                                                                --------     --------
TOTAL LIABILITIES ..........................................................      14,731       10,384
                                                                                --------     --------

COMMITMENTS AND CONTINGENCIES (NOTES 16 AND 17)
MINORITY INTEREST ..........................................................          46           41
PREFERRED STOCK HELD BY AT&T ...............................................          --        3,000
MANDATORILY REDEEMABLE COMMON STOCK, $0.01 par value, 406 shares issued
    and outstanding ........................................................       7,664           --

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value, 10,000 shares authorized, 2,125 shares
    issued and outstanding .................................................          21           --
Additional paid-in capital .................................................      20,515           --
Accumulated deficit ........................................................      (1,150)          --
Shareholders' net investment ...............................................          --       21,885
Accumulated other comprehensive loss .......................................        (105)          (8)
                                                                                --------     --------
TOTAL SHAREHOLDERS' EQUITY .................................................      19,281       21,877
                                                                                --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................................    $ 41,722     $ 35,302
                                                                                ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (IN MILLIONS)


                                                                                                      ACCUMULATED      TOTAL
                                                            ADDITIONAL                 SHAREHOLDERS'    OTHER          SHARE-
                                                   COMMON     PAID-IN     ACCUMULATED       NET      COMPREHENSIVE    HOLDERS'
                                                   STOCK      CAPITAL       DEFICIT     INVESTMENT    (LOSS)INCOME     EQUITY
                                                  --------    -------     -----------  -------------  ------------   ----------
Balance at December 31, 1998 ..................   $    --     $    --      $     --      $10,535       $     (3)     $ 10,532
Net loss available to common shareholders .....                                             (461)                        (461)
Transfers from AT&T ...........................                                            2,897                        2,897
Other comprehensive income ....................                                                              29            29
                                                  -------     -------      --------      -------       --------      --------
Balance at December 31, 1999 ..................   $    --     $    --      $     --      $12,971       $     26      $ 12,997
                                                  -------     -------      --------      -------       --------      --------
Net income available to common shareholders ...                                              528                          528
Proceeds attributed from AT&T
    Wireless Group tracking stock offering ....                                            7,000                        7,000
Proceeds from AT&T Wireless Group tracking
    stock shares issued for employee plans ....                                               41                           41
Transfers from AT&T ...........................                                            1,345                        1,345
Other comprehensive loss ......................                                                             (34)          (34)
                                                  -------     -------      --------      -------       --------      --------
Balance at December 31, 2000 ..................   $    --     $    --      $     --      $21,885       $     (8)     $ 21,877
                                                  -------     -------      --------      -------       --------      --------
Net (loss) income available to common
     shareholders .............................                              (1,150)         187                         (963)
Proceeds attributed from DoCoMo investment,
     net of costs .............................                                            6,139                        6,139
Proceeds from AT&T Wireless Group tracking
    stock issued for  employee plans ..........                                               54                           54
Recapitalization effective with AT&T
    Wireless Services split-off................        21      20,413                    (20,457)                         (23)
Reclassification of mandatorily redeemable
    common stock and warrants held by DoCoMo ..                                           (7,824)                      (7,824)
Proceeds from AT&T Wireless Services common
    stock issued for employee plans............                    14                                                      14
Reclassification of common stock warrants
    held by DoCoMo ............................                    88                                                      88
Transfers from AT&T ...........................                                               16                           16
Other comprehensive loss ......................                                                             (97)          (97)
                                                  -------     -------      --------      -------       --------      --------
Balance at December 31, 2001 ..................   $    21     $20,515      $ (1,150)     $    --       $   (105)     $ 19,281
                                                  -------     -------      --------      -------       --------      --------


                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            ---------------------------------
                                                                             2001          2000          1999
                                                                            -----         -----         -----
SUMMARY OF TOTAL COMPREHENSIVE (LOSS) INCOME:
Net (loss) income .......................................................   $(887)        $ 658         $(405)
Net revaluation of investments (net of taxes of $(7), $(22) and $18) ....     (12)          (34)           29
Net revaluation of financial instruments (net of taxes of $(38)) ........     (70)           --            --
Net foreign currency translation adjustments (net of taxes of $(10)) ....     (15)           --            --
                                                                            -----         -----         -----
TOTAL COMPREHENSIVE (LOSS) INCOME .......................................   $(984)        $ 624         $(376)
                                                                            =====         =====         =====

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)


                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                        ---------------------------------------
                                                                                         2001            2000            1999
                                                                                        -------         -------         -------
OPERATING ACTIVITIES
Net (loss) income ...................................................................   $  (887)        $   658         $  (405)
Deduct:  Loss from discontinued operations ..........................................    (1,087)           (170)            (60)
                                                                                        -------         -------         -------
Income (loss) from continuing operations ............................................       200             828            (345)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
     Net gains on sale/exchange of businesses and investments in unconsolidated
         subsidiaries ...............................................................        --            (362)            (99)
     Net revaluation of securities ..................................................       (73)             --              --
     Asset impairment and restructuring charges .....................................        --              --             528
     Depreciation and amortization ..................................................     2,502           1,639           1,231
     Deferred income taxes ..........................................................       285             585             (85)
     Net equity earnings from investments in unconsolidated subsidiaries ............       (42)           (505)           (149)
     Minority interests in consolidated subsidiaries ................................       (24)            (28)            (17)
     Provision for uncollectible receivables ........................................       573             314             200
     Increase in accounts receivable ................................................      (739)           (826)           (514)
     Decrease (increase) in inventories .............................................        19            (142)             38
     Increase (decrease) in accounts payable ........................................        25             (48)            (11)
     Net change in other operating assets and liabilities ...........................         8             331             136
                                                                                        -------         -------         -------
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS ..................     2,734           1,786             913
                                                                                        -------         -------         -------
INVESTING ACTIVITIES
     Capital expenditures and other additions .......................................    (5,205)         (3,601)         (2,135)
     Net acquisitions of licenses ...................................................       (23)            (63)            (47)
     Distributions and sales of unconsolidated subsidiaries .........................       882             360             236
     Contributions, advances and purchases of unconsolidated subsidiaries ...........    (1,284)         (1,645)           (284)
     Net (acquisitions) dispositions of businesses including cash acquired ..........        (3)         (4,763)            244
     Issuance of long-term note receivable from unconsolidated subsidiary ...........      (210)             --              --
     Deposits on long-lived assets ..................................................       (67)           (215)             --
                                                                                        -------         -------         -------
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS ......................    (5,910)         (9,927)         (1,986)
                                                                                        -------         -------         -------
FINANCING ACTIVITIES
     Increase in short-term borrowings ..............................................        --              --              65
     Net (decrease) increase in debt due to AT&T ....................................    (2,438)          1,038             900
     Proceeds from issuance of long-term debt to others, net of issuance costs ......     6,345              --              --
     Redemption of preferred stock held by AT&T .....................................    (3,000)             --              --
     Proceeds attributed from DoCoMo investment, net of costs .......................     6,139              --              --
     Proceeds attributed from AT&T Wireless Group tracking stock offering ...........        --           7,000              --
     Proceeds from AT&T Wireless Group tracking stock and AT&T Wireless Services
         common stock issued for employee plans .....................................        68              41              --
     Dividend requirements on preferred stock, net ..................................       (76)           (130)            (56)
     Transfers from AT&T ............................................................        --           1,001             344
     Other financing activities, net ................................................        (4)             (3)            (19)
                                                                                        -------         -------         -------
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS ..................     7,034           8,947           1,234
                                                                                        -------         -------         -------
NET CASH USED IN DISCONTINUED OPERATIONS ............................................      (568)           (749)           (183)
                                                                                        -------         -------         -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ................................     3,290              57             (22)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ......................................        62               5              27
                                                                                        -------         -------         -------
CASH AND CASH EQUIVALENTS AT END OF YEAR ............................................   $ 3,352         $    62         $     5
                                                                                        =======         =======         =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          AT&T WIRELESS SERVICES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, UNLESS OTHERWISE NOTED)


1. BACKGROUND AND BASIS OF PRESENTATION

        AT&T Wireless Services is a wireless telecommunications company which presently operates in a single business segment as a provider of primarily domestic wireless voice and data services and products in the 850 megahertz (cellular) and 1900 megahertz (personal communications services, or PCS) markets. AT&T Wireless Services also holds equity interests in various domestic and international wireless communications ventures and partnerships.

BACKGROUND

        On October 25, 2000, AT&T Corp. (AT&T) announced a restructuring plan, stating its intention to create a separate company for its wireless services businesses, named AT&T Wireless Services, Inc., termed "the split-off." AT&T Wireless Services includes substantially the same assets and liabilities that were represented by AT&T Wireless Group tracking stock, which AT&T created on April 27, 2000. In conjunction with the offering of AT&T Wireless Group tracking stock in April 2000, 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock were sold at an offering price of $29.50 per share. AT&T Wireless Group tracking stock was a class of AT&T common stock which was intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services businesses.

        During May 2001, AT&T completed an exchange offer which allowed AT&T common shareholders to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Approximately 372.2 million shares of AT&T common stock were tendered in exchange for approximately 437.7 million shares of AT&T Wireless Group tracking stock, at an exchange ratio of 1.176 shares of AT&T Wireless Group tracking stock for each validly tendered share of AT&T common stock.

        On July 9, 2001, AT&T converted all shares of AT&T Wireless Group tracking stock into shares of AT&T Wireless Services common stock on a one-for-one basis. In addition, AT&T completed a distribution of approximately
1.136 billion shares of AT&T Wireless Services common stock to AT&T shareholders in the form of a stock dividend. These transactions effected the split-off of AT&T Wireless Services from AT&T, and resulted in AT&T Wireless Services becoming an independent, publicly traded company.

        AT&T Wireless Services was incorporated in Delaware on July 7, 1987. Prior to the split-off, AT&T Wireless Services was a 100% owned direct subsidiary of AT&T. AT&T Wireless Services had authorized 500 shares of $0.01 par value common stock, of which 100 shares were outstanding and held by AT&T prior to the split-off. These shares have not been assumed to be outstanding for purposes of the historical financial statements presented, due to the recapitalization which was effected with the split-off. Effective with the split-off, AT&T Wireless Services had 2,530 million common shares issued and outstanding.

BASIS OF PRESENTATION EFFECTIVE WITH THE SPLIT-OFF

        The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, include all adjustments necessary for a fair statement of the consolidated results of operations, financial position and cash flows for each period presented. The consolidated financial statements reflect the results of operations, financial position, changes in shareholders' equity and cash flows of AT&T Wireless Services as if it were a separate entity for all periods presented and are in conformity with accounting principles generally accepted in the United States of America.

        The consolidated financial statements reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Wireless Services. The assets and liabilities included represent the assets and liabilities which have been transferred to AT&T Wireless Services in accordance with the separation and distribution agreement between AT&T and AT&T Wireless Services. Prior to the split-off on July 9, 2001, substantially all of the assets and liabilities represented by AT&T Wireless Group were transferred to AT&T Wireless Services. AT&T Wireless Services has treated these transfers in a manner similar to a pooling of interests and has assumed these transfers were completed in historical periods by the legal entity AT&T

Wireless Services.

BASIS OF PRESENTATION PRIOR TO THE SPLIT-OFF

        The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T, after deducting underwriters' discount and related fees and expenses, of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Services, in the form of a note receivable, which was repaid by December 31, 2000, primarily to fund acquisitions and capital expenditures. Interest on the note receivable was calculated based upon the average daily balance outstanding at a rate equal to the one-month London InterBank Offered Rate (LIBOR) minus six basis points, a rate intended to be equivalent to the rate AT&T Wireless Services would have received had it been a stand-alone entity.

        Prior to the offering of the AT&T Wireless Group tracking stock, the capital structure of AT&T Wireless Services had been assumed based upon AT&T's historical capital ratio adjusted for certain items. In determining the allocation between short- and long-term debt and preferred stock, AT&T considered factors such as prospective financing requirements for the business, working capital commitments and future requirements, and peer group analysis. This resulted in $3.4 billion in long-term debt due to AT&T at December 31, 1999, paying annual interest at 7.25%. In addition, as of December 31, 1999, AT&T Wireless Services had issued and outstanding, $1.0 billion of 9% cumulative preferred stock held by AT&T that, subject to the approval of AT&T Wireless Group capital stock committee, was redeemable at the option of AT&T. On May 1, 2000, following the offering of AT&T Wireless Group tracking stock, $2.0 billion of AT&T Wireless Services' outstanding long-term debt due to AT&T was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock issued to AT&T. In conjunction with the recapitalization, the remaining long-term debt due to AT&T of $1.8 billion was recapitalized to be 10-year term debt that bore interest at a fixed rate of 8.1% per annum. The interest rate was intended to be substantially equivalent to the interest rate that AT&T Wireless Services would have been able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. The intercompany debt and preferred stock was repaid to AT&T in June 2001.

        During December 2000, AT&T Wireless Services obtained a short-term revolving loan from AT&T, which is included in "Short-term debt due to AT&T" in the accompanying consolidated balance sheets. At December 31, 2000, the amount outstanding under the loan was $638, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The revolving loan had a maturity date of December 29, 2001. The loan was repaid in full in January 2001.

        Changes in shareholders' net investment prior to the offering of AT&T Wireless Group tracking stock represented net transfers to or from AT&T, after giving effect to the net income or loss of AT&T Wireless Services during the period, and were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Wireless Services have been treated as non-cash transactions prior to the offering. Changes in shareholders' net investment subsequent to the offering of AT&T Wireless Group tracking stock represented AT&T Wireless Group tracking stock offering proceeds attributed to AT&T Wireless Services from AT&T, proceeds from additional AT&T Wireless Group tracking stock share issuances, and the net income or loss for the period subsequent to the offering. AT&T Wireless Services began accumulating its retained earnings effective with the split-off.

        Prior to the split-off, AT&T performed cash management functions on behalf of AT&T Wireless Services. Substantially all of AT&T Wireless Services' cash balances were swept to AT&T on a daily basis, where they were managed and invested by AT&T. Prior to the offering of the AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of shareholders' net investment, with no interest income or expense reflected. Subsequent to the offering, transfers were reflected as changes in the note receivable from, or short-term debt payable to, AT&T. Cash balances maintained and reported by AT&T Wireless Services prior to the split-off primarily represented cash balances for which no right of offset existed with AT&T. Subsequent to the split-off, AT&T Wireless Services has been responsible for its own cash management functions.

        General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Services for periods prior to the split-off as it was not deemed practicable to specifically identify such common costs to AT&T Wireless Services. These allocations were based on the ratio of AT&T Wireless Services' external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Services performed on its own. However, the costs of these services charged to AT&T Wireless Services are not necessarily indicative of the costs that would have been incurred if AT&T Wireless Services had performed these functions entirely as a standalone entity.

Subsequent to the split-off, AT&T Wireless Services has performed these functions using its own resources or purchased services.

        Consolidated income tax provision or benefit, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Services for periods prior to the split-off based principally on the taxable income and tax credits directly attributable to AT&T Wireless Services. These allocations reflect AT&T Wireless Services' contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Subsequent to the offering of AT&T Wireless Group tracking stock, the AT&T Common Stock Group and AT&T Wireless Group entered into a tax-sharing agreement that provided for tax-sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits was allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T was treated as if it were an intercompany debt instrument and, accordingly, tax-sharing payments were calculated by treating coupon payments on the preferred stock as interest expense to AT&T Wireless Services and interest income to AT&T Common Stock Group. Consolidated tax credits of the hypothetical group have been allocated between groups based on each group's contribution to each tax credit. In conjunction with the split-off, AT&T Wireless Services became a separate taxable entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

        The consolidated financial statements include all majority-owned and controlled subsidiaries. Investments in majority-owned subsidiaries where control does not exist, and investments in which we exercise significant influence but do not control, are accounted for under the equity method. Investments in which we have no significant influence are accounted for under the cost method. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

        All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

FINANCIAL INSTRUMENTS

        In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provided clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. AT&T Wireless Services adopted SFAS No. 133 in January 2001.

        AT&T Wireless Services' financial instruments at December 31, 2001, included interest rate swaps. AT&T Wireless Services enters into interest rate swap agreements to manage its exposure to changes in interest rates, to lower its overall costs of financing and to manage the mix of floating- and fixed-rate debt in its portfolio. The interest rate swap agreements designated as fair value hedges effectively convert AT&T Wireless Services' fixed-rate debt to a floating rate by receiving fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying principal amount. Interest rate differentials associated with interest rate swaps used to hedge AT&T Wireless Services' debt obligations are recorded as an adjustment to interest payable, with the offset to interest expense over the life of the swaps. If AT&T Wireless Services terminates an interest rate swap agreement, the gain or loss is deferred and amortized over the remaining life of the liability. Cash flows from financial instruments are classified in the consolidated statements of cash flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions. Hedge ineffectiveness, determined in accordance with SFAS No. 133, had no impact on AT&T

Wireless Services' results of operations for the year ended December 31, 2001. No fair value hedges or cash flow hedges were derecognized or discontinued for the year ended December 31, 2001.

        Additionally, prior to December 2001, NTT DoCoMo (see Note 4) held common stock warrants in AT&T Wireless Services that could be settled in cash at NTT DoCoMo's option. The fair value of the warrants at the split-off date were recorded as "Other long-term liabilities" on the balance sheet of AT&T Wireless Services and subsequent changes in the fair value of the warrants were recognized in AT&T Wireless Services' results of operations. For the year ended December 31, 2001, other income included $73 related to the fair value adjustments of these warrants.

INVENTORIES

        Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method. Market is determined using replacement cost.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

        Wireless communications systems and other equipment....    3-15 years
        Building and improvements .............................    5-20 years

        When AT&T Wireless Services sells, disposes or retires assets, the related gains or losses are included in operating results.

        Effective January 1, 2001, AT&T Wireless Services implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, have useful lives no longer than seven years. The impact of this change for the year ended December 31, 2001, was an increase in depreciation expense of approximately $136, an increase to net loss available to common shareholders of approximately $84 and an increase to net loss available to common shareholders per basic and diluted share of approximately $0.03.

SOFTWARE CAPITALIZATION

        AT&T Wireless Services capitalizes certain direct development costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within "Other assets" and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. AT&T Wireless Services also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware.

LICENSING COSTS

        Licensing costs are primarily incurred to acquire cellular and PCS licenses. In addition, licensing costs include costs incurred to acquire WCS (2.3 gigahertz) licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods from 25 to 40 years.

        As a result of AT&T Wireless Services' evaluation of recent changes in the wireless telecommunications industry and the views of regulatory authorities, AT&T Wireless Services, effective January 1, 2001, began using an amortization period of 25 years for all licensing costs and goodwill associated with newly acquired wireless operations. This change did not have a material impact on AT&T Wireless Services' results of operations for the year ended December 31, 2001. See Note 19 for further details associated with changes in accounting and reporting for intangible assets effective January 1, 2002.

CAPITALIZED INTEREST

        AT&T Wireless Services capitalizes interest which is applicable to the construction of additions to property, plant and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

        Investments in which AT&T Wireless Services exercises significant influence but which AT&T Wireless Services does not control are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Services' subsequent contributions and its share of earnings or losses, and distributions. The excess of the carrying value of the investment over the underlying book value of the investee's net assets is being amortized over periods ranging from 20 to 40 years. See Note 19 for further details associated with changes in accounting and reporting for intangible assets effective January 1, 2002. Investments in which AT&T Wireless Services has no significant influence over the investee are accounted for under the cost method.

        Investments in marketable securities which are covered under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available-for-sale" and are carried at fair value. Unrealized gains or losses are included within other comprehensive income (loss), net of tax.

FOREIGN CURRENCY

        Results of operations for our international investments in unconsolidated subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities of the international investments are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included within other comprehensive income (loss), net of tax.

GOODWILL

        Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in business combinations accounted for as a purchase. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. See Note 19 for further details associated with changes in accounting and reporting for goodwill effective January 1, 2002.

OTHER ACQUISITION-RELATED INTANGIBLE ASSETS

        Other acquisition-related intangible assets, primarily the value assigned to the customers acquired, are included in "Other assets" and are amortized on a straight-line basis over periods not exceeding five years. See
Note 19 for further details associated with changes in accounting and reporting for intangible assets effective January 1, 2002.

VALUATION OF LONG-LIVED ASSETS

        Long-lived assets such as property, plant and equipment, licensing costs, goodwill, investments and capitalized software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets AT&T Wireless Services intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets AT&T Wireless Services intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. Investments in unconsolidated subsidiaries are reviewed for impairment in accordance with Accounting Principles Board (APB) Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In addition, in accordance with APB Opinion No. 17, "Intangible Assets," AT&T Wireless Services continues to evaluate the amortization periods of its intangible assets to determine whether events or circumstances warrant revised amortization periods. AT&T Wireless Services periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions. See Note 19 for further details associated with changes in accounting and reporting for impairments of long-lived assets effective January 1, 2002.

REVENUE RECOGNITION

        Wireless services revenue primarily includes monthly recurring charges, airtime and toll usage charges, and roaming charges billed to both AT&T Wireless Services customers, as well as other wireless services providers. Wireless services revenue is recognized based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. Amounts collected for services billed in advance of the service period are recorded as unearned revenue and are recognized when earned. Customer activation fees, along with the related costs up to but not exceeding these fees, are deferred and amortized over the estimated customer relationship period, which is currently estimated to be three years. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer or distributor, as this is considered to be a separate earnings process from the sale of wireless services. During 2000, AT&T Wireless Services adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The adoption did not have a material impact on AT&T Wireless Services' results of operations or financial condition.

ADVERTISING AND PROMOTIONAL COSTS

        Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $888, $608, and $386, in 2001, 2000 and 1999, respectively.

INCOME TAXES

        AT&T Wireless Services recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. AT&T Wireless Services provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

STOCK-BASED COMPENSATION EXPENSE

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," AT&T Wireless Services measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." AT&T Wireless Services has adopted the disclosure-only provisions of SFAS No. 123 (see Note
12).

ISSUANCE OF COMMON STOCK BY AFFILIATES

        Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in additional paid-in capital within the consolidated statements of shareholders' equity.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as unbilled revenues, allowance for doubtful accounts, sales and marketing programs and incentives, employee compensation programs, depreciation and amortization periods, taxes, inventory values, and valuation of investments and intangible assets.

CONCENTRATIONS

        AT&T Wireless Services purchases a substantial portion of its wireless infrastructure equipment from four major suppliers. Additionally, four primary vendors provide AT&T Wireless Services' multi-network handsets. Further, AT&T Wireless Services relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely affect operations temporarily until a comparable substitute could be found. AT&T Wireless Services does not have a concentration of available sources of labor or services, nor does AT&T Wireless Services have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely affect operations.

RECLASSIFICATIONS AND RESTATEMENTS

        Certain reclassifications have been made to prior year amounts to conform with current year presentations. In addition, prior year periods have been restated to reflect the results of the fixed wireless business as discontinued operations (see Note 3).

3. DISCONTINUED OPERATIONS

        In December 2001, AT&T Wireless Services finalized plans and received approval from its board of directors to exit the fixed wireless business. This decision resulted in a pre-tax charge during the fourth quarter of $1.3 billion, reflecting a write-down of the assets and the impact of phased exit charges. AT&T Wireless Services anticipates that disposal of the fixed wireless business will be completed by mid-2002.

        In accordance with APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of AT&T Wireless Services have been restated to reflect the fixed wireless business as discontinued operations. Accordingly, the revenue, costs and expenses, assets and cash flows of the fixed wireless business have been excluded from the respective captions in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows and have been reported as "Loss from discontinued operations," net of applicable taxes; as "Assets of discontinued operations"; and as "Net cash used in discontinued operations" for all periods presented.

        Revenue for discontinued operations was $19, $2 and $0 for 2001, 2000 and 1999, respectively. Assets of discontinued operations were $88 and $989 as of December 31, 2001 and 2000, respectively. Total assets as of December 31, 2001, were primarily composed of licensing costs and property, plant and equipment. Total assets as of December 31, 2000, were primarily composed of property, plant and equipment, licensing costs, goodwill, accounts receivable and other non-current assets. The liabilities of the fixed wireless business were not reflected within discontinued operations as these liabilities have not been assumed by third parties. The loss on disposal of discontinued business included $74 for estimated pre-tax losses during the phase-out period. See Note 20 for subsequent event associated with the disposal of the fixed wireless business.

4. NTT DOCOMO INVESTMENT

        In January 2001, NTT DoCoMo, Inc. (DoCoMo), a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, was intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Services was allocated $6.2 billion of the gross proceeds from AT&T. Additionally, AT&T Wireless Services was allocated $20 of costs associated with the transaction. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Services' value. In conjunction with the split-off, DoCoMo's investment was converted into 406 million shares, or approximately 16%, of AT&T Wireless Services' common stock. These shares were recorded at their fair value as of the date of the split-off due to redemption rights held by DoCoMo and are reflected as "Mandatorily redeemable common stock" on the accompanying consolidated balance sheet as of December 31, 2001. The redemption value of these shares as of December 31, 2001 was approximately $10.1 billion. As part of its January 2001 investment, DoCoMo also received warrants with an exercise price of $35 per AT&T Wireless Group tracking share equivalent, which, in conjunction with the split-off, were converted into warrants to purchase AT&T Wireless Services common stock at $35 per share. Prior to an amendment to the warrant terms in December 2001, these warrants were considered to be derivative financial instruments and were adjusted to their fair value through AT&T Wireless Services' results of operations. In December 2001, the terms of the warrants were amended which resulted in the fair value of the warrants as of the amendment date to be reclassified on AT&T Wireless Services' consolidated balance sheet from "Other long-term liabilities" to "Additional paid-in capital." Additionally, this amendment eliminated future fair value adjustments. See Note 16 for further discussion of redemption rights held by DoCoMo.

        On December 21, 2001, DoCoMo notified AT&T Wireless Services that it was exercising its preemptive rights with respect to AT&T Wireless Services common stock, which AT&T Wireless Services issued in connection with its acquisition of TeleCorp PCS, Inc. (see Note 7). DoCoMo notified AT&T Wireless Services that it was exercising its preemptive rights to acquire the maximum number of shares to which it would be entitled pursuant to the Investor Agreement between AT&T Wireless Services and DoCoMo. AT&T Wireless Services issued 26.7 million shares to DoCoMo in February 2002, in conjunction with the closing of the TeleCorp PCS, Inc. acquisition.


5. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION

                                                                                            FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                  ---------------------------------------
                                                                                    2001           2000            1999
                                                                                  -------         -------         -------
DEPRECIATION AND AMORTIZATION
Depreciation .............................................................        $ 1,760         $ 1,245         $   941
Amortization of licensing costs ..........................................            378             274             231
Amortization of goodwill .................................................            135              73              50
Amortization of internal use software and other intangible assets ........            229              47               9
                                                                                  -------         -------         -------
Total  Depreciation and Amortization .....................................        $ 2,502         $ 1,639         $ 1,231
                                                                                  =======         =======         =======

OTHER INCOME
Interest income ..........................................................        $   278         $   146         $     4
Minority interests in consolidated subsidiaries ..........................             24              28              17
Net gains on sale/exchange of businesses and investments in
     unconsolidated subsidiaries .........................................             --             362              99
Net revaluation of securities ............................................             73              --              --
Miscellaneous, net .......................................................             (1)             (2)              2
                                                                                  -------         -------         -------
Total Other Income .......................................................        $   374         $   534         $   122
                                                                                  =======         =======         =======

DEDUCTED FROM INTEREST EXPENSE
Capitalized Interest .....................................................        $   141         $   123         $    88


SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                                                       AT DECEMBER 31,
                                                                                  -------------------------
                                                                                    2001             2000
                                                                                  --------         --------
PROPERTY, PLANT AND EQUIPMENT, NET
Wireless communications systems and other equipment.......................        $ 17,105         $ 13,571
Land, buildings and improvements..........................................             622              314
                                                                                  --------         --------
Total property, plant and equipment.......................................          17,727           13,885
Accumulated depreciation..................................................          (5,231)          (4,654)
                                                                                  --------         --------
Property, plant and equipment, net........................................        $ 12,496         $  9,231
                                                                                  ========         ========


SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                        FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                              ---------------------------------------
                                                                                2001           2000            1999
                                                                              -------         -------         -------
Interest payments, net of amounts capitalized ............................    $   202        $    85         $   136
Income tax payments (refunds) ............................................        130           (202)            (41)
Reclassification of mandatorily redeemable common stock and warrants
     held by DoCoMo effective with the split-off .........................      7,824             --              --
Reclassification of common stock warrants held by DoCoMo to additional
     paid-in capital .....................................................         88             --              --
Non-cash additions to property, plant and equipment ......................        623            689             414
Non-cash additions from AT&T for acquisitions and initial
     investments in ventures and partnerships ............................         --            539           2,553
Recapitalization of long-term debt due to AT&T into preferred
     stock held by AT&T ..................................................         --          2,000              --

6.  EARNINGS PER SHARE (EPS)

        Basic EPS for AT&T Wireless Services has been computed by dividing income (loss) from continuing operations available to common shareholders, loss from discontinued operations, and net (loss) income available to common shareholders, by the weighted average common shares outstanding for each period. Income (loss) from continuing operations available to common shareholders for each period includes income (loss) from continuing operations less dividend requirements on preferred stock held by AT&T. Weighted average common shares outstanding for the years ended December 31, 2000 and 1999, assume that all of the shares outstanding effective with the split-off, including the newly issued shares held by DoCoMo, were outstanding for those periods.

        Diluted EPS for AT&T Wireless Services has been computed by dividing income (loss) from continuing operations available to common shareholders, loss from discontinued operations, and net (loss) income available to common shareholders, by the weighted average common shares outstanding for each period, plus the effect of dilutive stock options, which totaled 2 million for all periods, with the exception of the year ended December 31, 1999, as the effect of stock options was considered to be anti-dilutive. The effect of dilutive stock options was determined under the treasury stock method. As of December 31, 2001, there were 139 million AT&T Wireless Services common stock options outstanding as well as the DoCoMo warrants issued in January 2001 (see Note 4) that were anti-dilutive, and therefore were not included in the determination of diluted EPS. As of December 31, 2000 and 1999, there were 130 million AT&T Wireless Services common stock options outstanding, as well as the DoCoMo warrants, that were considered to be anti-dilutive and therefore excluded from the calculation of EPS.

7.  ACQUISITIONS AND DISPOSITIONS

        During 2001, 2000 and 1999, AT&T Wireless Services completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non-core interests. Net pre-tax gains recognized in connection with these transactions were $0, $362 and $99 in 2001, 2000 and 1999, respectively and are included in "Other income" in the accompanying consolidated statements of operations.

ACQUISITIONS:

        On October 8, 2001, AT&T Wireless Services announced that it had entered into an agreement to acquire TeleCorp PCS, Inc. (TeleCorp) in an all-stock transaction then valued at approximately $4.7 billion. AT&T Wireless Services agreed to acquire the remaining 77% of TeleCorp that it did not already own for AT&T Wireless Services common stock then valued at approximately $2.4 billion and the assumption of $2.1 billion in net debt and approximately $221 million in preferred securities. As of December 31, 2001, the boards of directors of both AT&T Wireless Services and TeleCorp had approved the transaction and TeleCorp shareholders representing a majority of the voting power had committed to vote in favor of the acquisition. See Note 20 for subsequent event associated with the merger transaction with TeleCorp.

        The following tables present information about significant acquisitions by AT&T Wireless Services for the years ended December 31, 2000 and 1999. There were no significant acquisitions made by AT&T Wireless Services during the year ended December 31, 2001. All of the following acquisitions were accounted for as purchases. The excess of aggregate purchase price over the fair value of net tangible assets (liabilities) acquired is being amortized over periods of five to 40 years. See Note 19 for further details associated with changes in accounting and reporting for intangible assets effective January 1, 2002.

        For the Year Ended December 31, 2000:

                                                            OTHER         NET
                                                         IDENTIFIABLE   TANGIBLE
                                 PURCHASE     LICENSING   INTANGIBLE     ASSETS
                                  PRICE(1)      COSTS       ASSETS    (LIABILITIES)    GOODWILL
                                 ---------    ---------  ------------ -------------    --------
Los Angeles(2)..................   $3,555       $2,170      $ 202        $ 191            $ 992
Houston(3)......................      984          580         15          (28)             417
CMT Partners(4).................    1,805          910        100          207              588
Wireless One(5).................      859          550         19           67              223
Others(6).......................    1,469          857         32          185              395

----------

(1) Purchase price includes cash, as well as the fair value of assets exchanged, as applicable.

(2) In November 1998, AT&T Wireless Services and BellSouth combined their jointly owned cellular properties in Los Angeles, Houston and Galveston, Texas, plus cash, to form AB Cellular Holding, LLC (AB Cellular), which owned, controlled and supervised all three properties. AT&T Wireless Services held a 55.62% equity interest in AB Cellular, however, held a 50% voting interest, therefore, this investment was accounted for under the equity method. Pursuant to the AB Cellular Limited Liability Company Agreement, there were redemption provisions that allowed BellSouth, commencing in December 2000, to alter the ownership structure of AB Cellular pursuant to one of three options. On December 4, 2000, BellSouth announced its election to have AB Cellular exercise its option to redeem AT&T Wireless Services' 55.62% equity interest. On December 29, 2000, AB Cellular completed the redemption of AT&T Wireless Services' 55.62% equity interest in AB Cellular, and in exchange, AT&T Wireless Services received 100% of the net assets of the Los Angeles cellular property. As a result of the redemption, AB Cellular recognized a significant gain on the transaction based on the estimated fair value of the net assets of the Los Angeles cellular property on the date of redemption. AT&T Wireless Services' net equity earnings for the year ended December 31, 2000, included $372, after tax, reflecting its proportionate share of the gain. The net assets of the Los Angeles cellular property were recorded at fair value by AT&T Wireless Services and resulted in a pre-tax loss of $184, which was included within "Other income" on the accompanying consolidated statements of operations. As a result of this transaction, AT&T Wireless Services' results for the year ended December 31, 2000, included a non-cash reduction to investments of $3,756, associated with the redemption of its equity interest in AB Cellular.

(3) On December 29, 2000, AT&T Wireless Services completed the acquisition of a wireless system in Houston for cash.

(4) On June 29, 2000, AT&T Wireless Services completed the acquisition of Vodafone Airtouch plc's 50% partnership interest in CMT Partners (the Bay Area Properties) for cash, which holds a controlling interest in five Bay Area markets including San Francisco and San Jose, thereby giving AT&T Wireless Services a 100% ownership interest in this partnership. Prior to consummation of this transaction, AT&T Wireless Services' 50% ownership interest in CMT Partners was accounted for as an equity investment. As a result of the transaction, $190 was reclassified from investments to goodwill on the accompanying consolidated balance sheets during the year ended December 31, 2000.

(5) On June 1, 2000, AT&T Wireless Services completed its acquisition of the assets of Wireless One Network, L.P. for cash, acquiring wireless systems in Northwest and Southwest Florida.

(6) Other 2000 acquisitions include wireless systems acquired in San Diego, Indianapolis, and several New England markets. See Note 8 for further discussion of the transaction related to the purchase of the wireless systems in the New England markets.

     For the Year Ended December 31, 1999:

                                                                                              DEFERRED
                                                                                                TAX
                                                                     OTHER                  LIABILITIES
                                                                  IDENTIFIABLE       NET     RELATED TO
                                          PURCHASE    LICENSING    INTANGIBLE     TANGIBLE   INTANGIBLE
                                          PRICE(1)      COSTS        ASSETS        ASSETS      ASSETS     GOODWILL
                                          --------    ---------   ------------    --------  -----------   --------
     Vanguard Cellular(2)...............  $ 1,528      $  530        $ 100          $ 333       $(241)     $ 806
     Others(3)..........................      601         385           --             61          --        155

----------

(1) Purchase price includes cash, fair value of AT&T common stock issued, assumption of debt and fair value of assets exchanged, as applicable.

(2) On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and contributed its interest in Vanguard to AT&T Wireless Services as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which was repaid by AT&T.

(3) Other 1999 acquisitions include Honolulu Cellular Telephone Company and Bakersfield Cellular Telephone Company as well as wireless systems in Utah, Oregon, California, Idaho, Ohio and Louisiana.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 2000 and 1999, assume the Los Angeles, Houston, Bay Area Properties, Wireless One, San Diego and Indianapolis acquisitions had been completed on January 1, 1999:


                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                          (UNAUDITED)
                                                                      2000            1999
                                                                     -------        -------
Revenue ..........................................................   $12,237        $ 9,845
Income (loss) from continuing operations .........................   $   580        $  (338)
Income (loss) from continuing operations available  to common
      shareholders per share -- basic and diluted: ...............   $  0.18        $ (0.16)
Net (loss) income available to common shareholders ...............   $   280        $  (454)
Net (loss) income available  to common shareholders per share
      -- basic and diluted: ......................................   $  0.11        $ (0.18)


        Unaudited pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

DISPOSITIONS OF BUSINESSES AND INVESTMENTS:

        In June 2000, AT&T Wireless Services sold its interest in two equity investments for cash, resulting in pre-tax gains of approximately $141.

        In June 1999, AT&T Wireless Services sold its interest in WOOD-TV for cash, resulting in a pre-tax gain of $88.

        In May 1999, AT&T Wireless Services sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock of TeleCorp, resulting in a pre-tax gain of $11.

8. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

        AT&T Wireless Services holds investments in ventures and partnerships that provide AT&T Wireless Services access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

        At December 31, 2001 and 2000, AT&T Wireless Services had equity method investments of $3,420 and $3,080, respectively, of which $1,853 and $1,680, respectively, related to international investments. Pre-tax amortization of excess carrying value of $65, $25 and $19 in 2001, 2000 and 1999, respectively, is reflected as a component of net equity (losses) earnings from investments in unconsolidated subsidiaries in the accompanying consolidated statements of operations. At December 31, 2001 and 2000, the carrying value of investments accounted for under the equity method exceeded AT&T Wireless Services' share of the underlying reported net assets by approximately $1,207 and $446, respectively. AT&T Wireless Services received cash distributions based on its equity interest in these investments of $659, $201 and $232 for the years ended December 31, 2001, 2000 and 1999, respectively. The cash distributions for the year ended December 31, 2001, primarily included the cash proceeds associated with the sale of AT&T Wireless Services' interest in Japan Telecom.

        Ownership of significant equity investments is as follows:

                                                             AT DECEMBER 31,
                                               --------------------------------------------
                                                     2001                       2000
                                               ------------------        ------------------
ACC Acquisitions, LLC ....................     50.00%     (1)            50.00%     (1)
Triton PCS Holdings, Inc. ................     15.68%                    16.71%
TeleCorp PCS, Inc. .......................     22.85%     (2)            22.99%     (2)
Cincinnati Bell Wireless, LLC ............     19.90%                    19.90%
Alaska Native Wireless, LLC ..............     38.18%     (3)            39.90%     (3)
Far EasTone Telecommunications, Ltd. .....     22.74%     (4)            22.70%     (4)
Birla Tata AT&T Ltd. .....................     33.00%     (5)             N/A       (5)
Birla AT&T Communications Ltd. ...........      N/A       (5)            49.00%     (5)
BPL Cellular Ltd. ........................     49.00%     (5),(8)        49.00%     (5),(8)
Rogers Wireless Communications, Inc. .....     34.35%     (6)            16.65%     (6)
Japan Telecom ............................      N/A       (7)             5.00%     (7)
EuroTel Praha, spol. s.r.o. ..............     24.50%     (8)            24.50%     (8)
EuroTel Bratislava a.s. ..................     24.50%     (8)            24.50%     (8)
Cascade Wireless, LLC ....................     85.00%     (9)            85.00%     (9)

----------

(1) On February 28, 2000, AT&T and Dobson Communications Corporation (Dobson) acquired American Cellular Corporation, through a joint venture, ACC Acquisitions, LLC, for approximately $2.4 billion. AT&T contributed its interest in the joint venture to AT&T Wireless Services as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson is responsible for day-to-day management of the joint venture, which is equally owned and jointly controlled by Dobson and AT&T Wireless Services. Accordingly, this investment is accounted for as an equity method investment in the accompanying consolidated financial statements.

(2) During 1998, AT&T Wireless Services entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. AT&T Wireless Services contributed licenses to the venture in exchange for preferred stock. Additionally in May 1999, AT&T Wireless Services sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock. In January 1999, AT&T Wireless Services entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. AT&T Wireless Services contributed licenses to the venture in exchange for preferred stock. On November 13, 2000, TeleCorp PCS, Inc. completed its merger agreement with Tritel, Inc., as part of a stock transaction. Pursuant to the terms of the agreement, each company merged with a separate newly formed subsidiary of a new holding company named TeleCorp PCS, Inc. (TeleCorp), upon consummation of the transaction. In connection with the merger, AT&T Wireless Services contributed to TeleCorp, rights to acquire wireless licenses in Wisconsin and Iowa, paid approximately $20 in cash and extended the term of its brand license agreement through July 2005, in exchange for approximately 9.3 million additional common shares in the newly combined company. In a separate transaction with TeleCorp, AT&T Wireless Services completed an exchange of certain wireless licenses and rights to acquire additional licenses in the Wisconsin and Iowa markets, as well as made a cash payment of approximately $80. In return, AT&T Wireless Services received TeleCorp's PCS licenses and wireless systems in several New England markets. AT&T Wireless Services recognized a pre-tax gain of $379, which was recorded in other income, associated with these transactions for the year ended December 31, 2000. Ownership percentages reflect AT&T Wireless Services' ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Services holds redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. See Notes 7, 16 and 20 for discussion of merger agreement and financing commitments entered into between AT&T Wireless Services and TeleCorp.

(3) During November 2000, AT&T Wireless Services joined with others in the formation of a venture, Alaska Native Wireless, LLC, which participated in the Federal Communication Commission's Auction 35 of license spectrum in the 1900 megahertz band. AT&T Wireless Services provided funding to the joint venture through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless totaling approximately $309 as of December 31, 2001. AT&T Wireless Services has made certain commitments related to this joint venture. See Note 16 for further discussion of outstanding commitments.

(4) On December 8, 2000, AT&T Wireless Services exercised its options to purchase additional shares of stock in its equity investment in Far EasTone Telecommunications, Ltd. AT&T Wireless Services paid approximately $205 for the additional shares and increased its ownership percentage to 22.7%.

(5) During 2001, AT&T Wireless Services directly and through its interest in Birla AT&T Communications Ltd. completed two transactions that expanded AT&T Wireless Services' coverage area in the Indian states of Andhra Pradesh and Madhya Pradesh. These transactions were completed by the fourth quarter of 2001. As a result, AT&T Wireless Services' now owns an approximate 33% interest in the newly merged entity, Birla Tata AT&T Ltd. In the third quarter of 2001, AT&T Wireless Services and the other venture partners executed an agreement to combine Birla Tata AT&T Ltd. with BPL Mobile Communications Ltd. and certain portions of BPL Cellular Ltd. AT&T Wireless Services currently owns a 49% interest in BPL Cellular Ltd. The agreement to combine these entities is subject to a number of conditions. If all conditions are satisfied and a combination occurs as contemplated in the agreement, AT&T Wireless Services estimates that its ownership will be approximately 24% in the final combined entity.

(6) In August 1999, AT&T and British Telecommunications plc, through a newly created joint venture, acquired a 33.3% ownership interest in Rogers Wireless Communications, Inc. (Rogers Wireless), formerly Rogers Cantel Mobile Communications, Inc., for approximately $934 in cash. AT&T contributed its interest in the joint venture to AT&T Wireless Services as of the date of acquisition. The investment was owned equally by AT&T Wireless Services and British Telecommunications. During the first quarter of 2001, AT&T Wireless Services issued unsecured term notes to Rogers Wireless to pay for spectrum it successfully bid upon in the Canadian spectrum auctions. In April 2001, Rogers Wireless effected a rights offering of its equity securities in which AT&T Wireless Services' joint venture with British Telecommunications plc, JVII, participated. The participation increased JVII's ownership interest in Rogers Wireless to 34.35%. AT&T Wireless Services funded the purchase on behalf of JVII by offsetting it against the unsecured, interest-bearing note made by AT&T Wireless Services. This transaction resulted in AT&T Wireless Services obtaining a controlling interest of JVII, as well as increasing the indirect ownership percentage in Rogers Wireless. On July 3, 2001, AT&T Wireless Services acquired British Telecommunications' interest in JVII for approximately $380 in cash. As a result of this acquisition, AT&T Wireless Services now owns 100% of JVII, and, through JVII, holds a 34.35% ownership interest in Rogers Wireless.

(7) In the first quarter of 2000, AT&T Wireless Services was allocated one-half of AT&T's interest in Japan Telecom, which was held through a joint venture with British Telecommunications. This investment was accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provided us with significant influence. On April 27, 2001, AT&T completed the sale of its interest in Japan Telecom for approximately $1.35 billion in cash. AT&T attributed $0.5 billion of the net after-tax proceeds from the sale to AT&T Wireless Services. AT&T Wireless Services recognized an after-tax gain of $298 associated with the transaction, which was recorded in net equity (losses) earnings from investments in unconsolidated subsidiaries in the second quarter of 2001.

(8) These investments were acquired on October 2, 2000, and represented the significant interests acquired by AT&T Wireless Services when it completed its acquisition of several interests in international ventures acquired by AT&T as a result of its acquisition of MediaOne in June 2000. AT&T Wireless Services acquired these interests from AT&T for approximately $1 billion in cash, which was determined based upon a third party valuation. Additionally, AT&T Wireless Services assumed deferred tax liabilities totaling approximately $200 which were transferred from AT&T.

(9) On December 22, 2000, AT&T Wireless Services joined with others in the formation of Cascade Wireless, LLC. Upon formation of the entity, AT&T Wireless Services contributed $2.3 in cash to obtain an 85% non-controlling equity interest in the entity. During 2001, AT&T Wireless Services loaned approximately $180 to Cascade Wireless, LLC to finance various license purchases and operational activities. Subsequent to December 31, 2001, AT&T Wireless loaned an additional $251 to Cascade Wireless, LLC to finance certain acquisitions and license purchases made by Cascade Wireless, LLC. This investment is accounted for under the equity method as AT&T Wireless Services does not have any voting rights with respect to this entity.

     The consolidated results of operations and the financial position of the significant equity method investments are summarized below.

CONDENSED INCOME STATEMENT INFORMATION

                                                 FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                       --------------------------------------
                                        2001            2000            1999
                                       -------         -------        -------
        Revenue ....................   $ 8,380         $16,479        $ 3,495
        Operating (loss) income ....      (281)            290           (155)
        Net income (loss) ..........        15           1,094           (236)


        Condensed income statement information for 2001 includes the results of Japan Telecom prior to its sale in April 2001. Condensed income statement information for 2000 and 1999 includes the results of AB Cellular and CMT Partners prior to their consolidation by AT&T Wireless Services. Net income in 2001 includes the gain recognized on the sale of Japan Telecom. Net income in 2000 includes the gain recognized by AB Cellular associated with the redemption of AT&T Wireless Services' equity interest in December 2000 (see Note 7).


CONDENSED BALANCE SHEET INFORMATION

                                                     AT DECEMBER 31,
                                                 -----------------------
                                                  2001            2000
                                                 -------         -------
        Current assets .................         $ 1,957         $ 4,171
        Noncurrent assets ..............          18,656          22,231
        Current liabilities ............           1,809           2,717
        Noncurrent liabilities .........           9,840          10,313
        Redeemable preferred stock .....             648             543


        Current assets are composed primarily of cash, accounts receivable and other current assets. Noncurrent assets are composed primarily of goodwill and other intangible assets, property, plant and equipment and licensing costs. Current liabilities are composed primarily of operating accruals, accounts payable and short-term debt. Noncurrent liabilities are composed primarily of long-term debt and deferred income taxes.

        AT&T Wireless Services also has investments accounted for under the cost method. Under this method, investments are stated at cost, and earnings are recognized to the extent distributions are received up to accumulated earnings of the investee. Distributions received in excess of accumulated earnings are recognized as a reduction of the investment balance.

        On February 8, 2001, AT&T Wireless Services completed its purchase of $200 in Series AA preferred stock from Dobson, which has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Services will increase its ownership interest in Dobson, on an as-converted-to-common-stock basis, from its current ownership of 4.7% to approximately 11.8%.

        Subsequent to our split-off from AT&T in July 2001, AT&T Wireless Services appointed an individual to its board of directors who has a controlling interest in several entities to which AT&T Wireless Services had previously committed to provide financing. The financing provided by AT&T Wireless Services to these entities was in the form of non-controlling equity interests, as well as debt. Proceeds of these financings were used to acquire, from third parties, license spectrum that AT&T Wireless Services is not eligible to own, as well as certain operating requirements of the entities. AT&T Wireless Services' financing to these entities since January 1, 2001, totaled $642, including fundings which occurred during the first quarter of 2002.

9. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

        During the fourth quarter of 1999, AT&T Wireless Services recorded a $531 asset impairment charge, including $3 associated with the fixed wireless business, primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of its wireless network. As part of a multi-vendor program, contracts have been executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program is intended to provide AT&T Wireless Services with the newest technology available and allow it to evolve to new next-generation digital technology, which will provide high-speed data capabilities.

        The planned disposal of certain wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows to be generated by these assets from their use and eventual disposition through the date of disposal. Since the assets remained in service from the date of the decision to dispose of these assets to the disposal date, the impairment was recorded within accumulated depreciation and the remaining net book value of the assets was depreciated over this shortened period. As of December 31, 2001, all of the reserve was utilized and all of these assets have been fully depreciated.

10. INCOME TAXES

        AT&T Wireless Services became a separate taxable entity effective with its split-off from AT&T in July 2001. Prior to the split-off, AT&T Wireless Services was not a separate taxable entity for federal and certain state income tax purposes and its results of operations were included in the consolidated federal and state income tax returns of AT&T and its affiliates, as described in
Note 1. The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate for AT&T Wireless Services' income (loss) from continuing operations, excluding the taxes associated with net equity (losses) earnings from investments in unconsolidated subsidiaries:

                                                                           FOR THE YEARS ENDED
                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                        2001       2000      1999
                                                                       -----      -----      -----
U.S. federal statutory income tax rate ............................     35.0%      35.0%      35.0%
                                                                       =====      =====      =====
Federal income tax at statutory rate ..............................    $ 205      $ 240      $(204)
State and local income taxes, net of federal income tax effect ....       18         19        (17)
Amortization of intangibles .......................................       42         20         17
Net revaluation of securities .....................................      (25)        --         --
Sale of foreign investment ........................................       --        (31)        --
Change in valuation allowance and other estimates .................       58         --        (50)
Other differences, net ............................................       13         (2)        (3)
                                                                       -----      -----      -----
Provision (benefit) for income taxes ..............................    $ 311      $ 246      $(257)
                                                                       =====      =====      =====
Effective income tax rate .........................................     53.0%      35.7%      44.1%
                                                                       =====      =====      =====
PROVISION (BENEFIT) FOR INCOME TAXES

CURRENT
  Federal .........................................................    $ (18)     $(284)     $(169)
  State and local .................................................       39        (61)         4
  Foreign .........................................................        5         --         --
                                                                       -----      -----      -----
                                                                       $  26      $(345)     $(165)
                                                                       -----      -----      -----
DEFERRED
  Federal .........................................................    $ 292      $ 505      $ (48)
  State and local .................................................       (7)        86        (44)
                                                                       -----      -----      -----
                                                                       $ 285      $ 591      $ (92)
                                                                       -----      -----      -----
Provision (benefit) for income taxes ..............................    $ 311      $ 246      $(257)
                                                                       =====      =====      =====

        Income tax provisions associated with and included in net equity (losses) earnings from investments in unconsolidated subsidiaries were $13, $243, and $73 for the years ended December 31, 2001, 2000 and 1999, respectively.

        Deferred income tax liabilities are taxes AT&T Wireless Services expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

        Deferred income tax liabilities and assets consist of the following:

                                                          AT DECEMBER 31,
                                                       -------------------
                                                         2001        2000
                                                       -------     -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES

    Property, plant and equipment and licenses ....    $(3,921)    $(3,618)
    Investments ...................................       (856)       (989)
    Other .........................................        (75)        (74)
                                                       -------     -------
Total long-term deferred income tax liabilities ...    $(4,852)    $(4,681)
                                                       -------     -------
LONG-TERM DEFERRED INCOME TAX ASSETS

    Discontinued operations .......................    $   405     $    --
    Net operating loss/credit carryforwards .......        110          37
    Valuation allowance ...........................        (15)        (15)
                                                       -------     -------
Total net long-term deferred income tax assets ....    $   500     $    22
                                                       -------     -------
Net long-term deferred income tax liabilities .....    $(4,352)    $(4,659)
                                                       =======     =======
CURRENT DEFERRED INCOME TAX LIABILITIES

Total current deferred income tax liabilities .....    $    --     $    --

CURRENT DEFERRED INCOME TAX ASSETS

    Discontinued operations .......................    $    99     $    --
    Employee benefits .............................         11          11
    Reserves and allowances .......................        109          65
    Other .........................................          3          17
                                                       -------     -------
Total current deferred income tax assets ..........    $   222     $    93
                                                       -------     -------
Net current deferred income tax assets ............    $   222     $    93
                                                       =======     =======


        At December 31, 2001, AT&T Wireless Services had net operating loss carryforwards for federal and state income tax purposes of $165 and $57, respectively, at their respective rates, expiring beginning 2003 through 2021. AT&T Wireless Services also has federal tax credit carryforwards of $29 which are not subject to expiration. AT&T Wireless Services has sufficient reversing taxable temporary differences to warrant recognition of its deferred tax assets without the need for any additional valuation allowance.

11. EMPLOYEE BENEFIT PLAN

        AT&T Wireless Services sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. The plan matches a percentage of employee contributions up to certain limits. In addition, AT&T Wireless Services may make discretionary or profit sharing contributions. Contributions amounted to $91, $60 and $37 in 2001, 2000 and 1999, respectively.

12. STOCK-BASED COMPENSATION PLANS

STOCK-BASED COMPENSATION PLANS SUBSEQUENT TO THE SPLIT-OFF:

        In conjunction with the split-off from AT&T in July 2001, AT&T Wireless Services adopted the AT&T Wireless Services Long Term Incentive Plan (LTIP), which allows for the granting of stock options, performance shares and restricted stock units in AT&T Wireless Services' common stock. In addition, AT&T Wireless Services adopted the AT&T Wireless Services Adjustment Plan (Adjustment plan), which is a plan designed to govern the outstanding AT&T Wireless Services common stock options created from AT&T Wireless Group tracking stock options upon split-off, as well as the AT&T Wireless Services common stock options created from AT&T options upon the split-off distribution. There were 150 million common shares authorized under the Adjustment plan.

        Under the LTIP, there were 86 million common shares authorized for grant as of December 31, 2001. The shares available for grant are based on the 86 million shares authorized upon adoption of the LTIP plus an additional number of shares to be added to the plan on January 1st of each year, adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards under both plans throughout the year. The additional shares to be added annually is based on 2.75% of the shares outstanding on January 1st of each year. Stock options are granted to virtually all employees as well as to members of AT&T Wireless Services' board of directors. The exercise price of stock options granted is equal to the stock price when the option is granted. The options generally vest over three and one-half years and are exercisable up to 10 years from the date of grant. Restricted stock units and performance share units are awarded to key employees.

        In addition to the AT&T Wireless Services LTIP, AT&T Wireless Services adopted the AT&T Wireless Services Employee Stock Purchase Plan (ESPP). Under the ESPP, AT&T Wireless Services is authorized to sell up to 5,200 thousand shares of AT&T Wireless Services common stock to AT&T Wireless Services employees. Under the terms of the ESPP, employees may have up to 10% of their earnings withheld to purchase AT&T Wireless Services' common stock. The purchase price of the stock on the date of exercise is 85% of the fair market value of shares on the New York Stock Exchange on either the first or the last day of the applicable quarter, whichever is less. During 2001, AT&T Wireless Services sold 621 thousand shares to employees under the ESPP.

STOCK-BASED COMPENSATION PLANS PRIOR TO THE SPLIT-OFF:

        Prior to the split-off from AT&T, employees of AT&T Wireless Services participated in the stock-based compensation plans of AT&T, which included stock options granted in AT&T common stock. Prior to the date of the offering of AT&T Wireless Group tracking shares in April 2000, AT&T granted approximately 1,082 thousand and 9,438 thousand AT&T common stock options to AT&T Wireless Services employees during 2000 and 1999, respectively. The weighted-average exercise prices at the grant date for AT&T common stock options granted to AT&T Wireless Services employees during 2000 and 1999 were $48.05 and $59.35, respectively. At December 31, 2000 and 1999, there were approximately 27,506 thousand and 30,068 thousand AT&T common stock options outstanding, respectively, held by AT&T Wireless Services employees at weighted average exercise prices of $41.58 and $41.14, respectively. At December 31, 2000 and 1999, there were approximately 17,492 thousand and 15,546 thousand AT&T common stock options exercisable, respectively, at weighted average exercise prices of $35.37 and $30.15, respectively.

        Subsequent to the April 2000 offering of AT&T Wireless Group tracking stock and prior to the split-off in July 2001, AT&T granted stock options in AT&T Wireless Group tracking stock to nearly all AT&T employees, including AT&T Wireless Services employees. Of the total options granted in 2001 noted in the table below, 4,085 thousand represent AT&T Wireless Group tracking stock options granted prior to the split-off, of which 2,185 thousand were granted to AT&T Wireless Services employees. Of the total AT&T Wireless Group tracking stock options granted during 2000, 53,308 thousand were granted to AT&T Wireless Services employees.

        In conjunction with the split-off, AT&T and AT&T Wireless Services entered into an employee benefits agreement. This agreement covered the treatment of AT&T common stock options and AT&T Wireless Group tracking stock options held by both AT&T and AT&T Wireless Services employees. According to the agreement, each AT&T option granted to AT&T and AT&T Wireless Group employees prior to January 1, 2001, that was outstanding under the AT&T Long Term Incentive Plan as of the split-off date, was adjusted. This adjustment resulted in each individual who was a holder of an AT&T option receiving, immediately after the split-off date, an adjusted AT&T option and an AT&T Wireless Services option. The combined intrinsic value of the adjusted AT&T option and the AT&T Wireless Services option immediately after the split-off was equal to the intrinsic value of the AT&T option immediately before the split-off. Each AT&T Wireless Group tracking stock option held by an AT&T or AT&T Wireless Group employee outstanding under the AT&T Long Term Incentive Plan as of the split-off date was converted as of the split-off date into an AT&T Wireless Services option. The number of options and the exercise price per share of each AT&T Wireless Services option was adjusted to maintain the intrinsic value of the AT&T Wireless Services option immediately after the split-off.

        Each AT&T option held by an AT&T Wireless Services employee subsequent to the split-off became fully vested and continues to be exercisable for the remaining scheduled term of such AT&T option. Each AT&T Wireless Services option held by an AT&T employee subsequent to the split-off became fully vested and continues to be exercisable for the remaining scheduled term of the original AT&T or AT&T Wireless Group tracking stock option. Each AT&T Wireless Services option converted from an AT&T Wireless Group tracking stock option or created from an AT&T option held by an AT&T Wireless Services employee is subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original AT&T or AT&T Wireless Group tracking stock option from which the option was created or converted.

SUMMARY OF AT&T WIRELESS GROUP AND AT&T WIRELESS SERVICES COMMON STOCK OPTIONS:

        The following table is a summary of AT&T Wireless Group stock option transactions prior to the split-off and AT&T Wireless Services stock option transactions subsequent to the split-off:

                                                        WEIGHTED-                      WEIGHTED-
                                                         AVERAGE                        AVERAGE
SHARES IN THOUSANDS                         2001      EXERCISE PRICE      2000       EXERCISE PRICE
-------------------                       -------     --------------     ------      --------------
Outstanding at January 1                   73,626        $29.29             --               --
Options
      Granted                              34,946         16.97          76,983           $29.29
      Exercised                              (970)        11.61              --               --
      Canceled or forfeited                (6,695)        25.61          (3,357)           29.43
Options created as a result of split-off   75,330         27.08              --               --
                                           ------                        ------
Outstanding at December 31                176,237         26.14          73,626            29.29
Options exercisable                       118,084         27.91          12,391            29.48
Shares available for grant                 65,797                        41,874


        The following table summarizes information about the AT&T Wireless Services stock options outstanding at December 31, 2001:

                                           OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                                           -------------------                  -----------------------------------
                                                WEIGHTED-
                         NUMBER                  AVERAGE                             NUMBER
                       OUTSTANDING              REMAINING        WEIGHTED-        EXERCISABLE         WEIGHTED-
   RANGE OF            AT DEC. 31, 2001        CONTRACTUAL        AVERAGE       AT DEC. 31, 2001      AVERAGE
EXERCISE PRICES      (IN THOUSANDS)               LIFE         EXERCISE PRICE    (IN THOUSANDS)     EXERCISE PRICE
---------------      --------------            -----------     --------------   ---------------     --------------
$ 2.05 - $16.42              9,761                6.7            $11.28               6,261            $9.18
$16.43                      26,028                9.5             16.43                  --            16.43
$16.44 - $18.50              5,056                5.8             17.68               4,249            17.69
$18.51 - $19.97              7,851                5.6             18.92               7,420            18.90
$19.98 - $29.00             28,510                7.1             23.83              26,578            23.76
$29.01 - $29.16             66,907                8.3             29.16              42,756            29.16
$29.17 - $40.78             22,711                6.8             34.11              22,406            34.08
$40.79 - $47.35              9,413                6.8             45.29               8,414            45.56
                           -------                                                 --------
Total                      176,237                7.7             26.14             118,084            27.91


        Of the 176,237 thousand options outstanding at December 31, 2001, 89,424 thousand were held by non-employees.

        AT&T Wireless Services applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized other than for performance share and restricted stock units. Compensation costs charged against AT&T Wireless Services' results of operations were not material in 2001, 2000, and 1999.

FAIR VALUE DISCLOSURES:

        AT&T Wireless Services has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T Wireless Services had elected to recognize compensation costs based on the fair value at the date of grant for AT&T Wireless Services common stock awards granted subsequent to the split-off in 2001, AT&T Wireless Group tracking stock awards granted to AT&T Wireless Services employees prior to the split-off, and AT&T common stock awards granted to AT&T Wireless Services employees prior to the split-off, consistent with the provisions of SFAS No. 123, net (loss) income available to common shareholders, and the respective per share amounts would have been as follows:

                                                                 FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                           -----------------------------
                                                             2001        2000      1999
                                                           -------      -----     ------
Net (loss) income available to common shareholders ...     $(1,152)     $ 351     $ (520)
Net (loss) income available to common shareholders
  per share - basic and diluted ......................     $ (0.46)     $0.14     $(0.20)


        The weighted-average fair value at date of grant was $7.56 for all AT&T Wireless Services stock options granted during 2001, as well as AT&T Wireless Group tracking stock options granted to AT&T Wireless Services employees prior to the split-off, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0%, (ii) expected volatility rate of 50.0%, (iii) expected life of 5 years, and (iv) risk-free interest rate of 4.2%.

        The weighted-average fair value at date of grant was $2.44 for all shares of AT&T Wireless Services common stock issued during 2001 under the ESPP, and was estimated using the Black-Scholes option-pricing model. The following weighted average assumptions were applied: (i) expected dividend yield of 0%,
(ii) expected volatility rate of 50.0%, (iii) expected life of 3 months, and
(iv) risk-free interest rate of 1.7%.

        The weighted-average fair value at date of grant was $14.43 for AT&T Wireless Group tracking stock options granted to AT&T Wireless Services employees during 2000 and was estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied: (i) expected dividend yield of 0%, (ii) expected volatility rate of 55.0%, (iii) expected life of 4 years, and (iv) risk-free interest rate of 6.52%.

        The weighted-average fair values at date of grant for AT&T options granted to AT&T Wireless Services employees during 2000 and 1999 were $14.26 and $15.36, respectively, and were estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied for 2000 and 1999, respectively: (i) expected dividend yield of 1.7% for both years, (ii) expected volatility rates of 31.2% and 27.2%, (iii) expected lives of 3.9 years and 4.9 years, and (iv) risk-free interest rates of 6.69% and 4.71%.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short-term debt due to AT&T, due on demand notes payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments.

        The fair values of AT&T Wireless Services' Senior Notes are estimated by discounting the cash flows of each note at AT&T Wireless Services' incremental borrowing rate as of the end of the year. As of December 31, 2001, the carrying value and fair value of AT&T Wireless Services' Senior Notes totaled $6,487 and $7,046, respectively. As of December 31, 2000, the carrying value of AT&T Wireless Services' long-term debt to AT&T approximated the fair value of the obligation.

        As of December 31, 2001, AT&T Wireless Services had entered into interest rate swaps with a total notional value of $700. On a semi-annual basis, AT&T Wireless Services pays a floating rate of interest plus a fixed spread, which averaged 4.5% during 2001 for the period which the interest rate swaps were outstanding, and receives a fixed rate of 7.35% in return. The interest rate swaps were entered into as hedges of the fair value of AT&T Wireless Services' 7.35%, 2006 Senior Notes, and expire on March 1, 2006, the notes' maturity date. AT&T Wireless Services determines the fair value of its interest rate swaps based on market quotes obtained from swap dealers. The fair value of these interest rate swaps represented a liability of approximately $10 as of December 31, 2001.

14. RELATIONSHIP WITH AT&T

        Prior to the July 9, 2001, split-off from AT&T, the financial statements of AT&T Wireless Services reflect an assumed capital structure allocated from AT&T, as well as allocated costs associated with AT&T's common support divisions as discussed in Note 1. Additionally, AT&T Wireless Services, including its fixed wireless business, purchased various network and selling, general and administrative services from AT&T, primarily at market-based prices.

                                                                                 FOR THE YEARS ENDED
                                                                                     DECEMBER 31,
                                                                            -------------------------------
                                                                            2001(1)      2000         1999
                                                                            -------      -----       ------
COSTS OF SERVICES:
Long-distance and other network related services........................     $140         $241        $170
Provision for uncollectibles related to bundled customers...............       18           38          29
                                                                             ----         ----        ----
Total costs of services.................................................     $158         $279        $199
                                                                             ====         ====        ====

SELLING, GENERAL AND ADMINISTRATIVE:
General corporate overhead allocations..................................     $ 29         $ 56        $ 40
Sales employee, commissions and marketing support related costs (2).....       --           67         223
Administrative telephone services.......................................       76          104          69
Remittance processing services..........................................       16           23          22
Billing and collection services related to bundled customers............       12           38          36
                                                                             ----         ----        ----
Total selling, general and administrative...............................     $133         $288        $390
                                                                             ====         ====        ====
INTEREST INCOME ON NOTE RECEIVABLE FROM AT&T (3)........................     $202         $143        $ --
INTEREST EXPENSE........................................................     $ 70         $196        $214
PREFERRED STOCK DIVIDENDS (4)...........................................     $ 76         $130        $ 56
CAPITALIZED INTEREST DEDUCTED FROM INTEREST EXPENSE.....................     $ 41         $123        $ 88


        AT&T Wireless Services had income tax receivables totaling $210 and $118 at December 31, 2001 and 2000, respectively, which represented payments to be received from AT&T in accordance with the tax sharing agreement.

------------
(1)     For the 2001 period prior to July 9, 2001.

(2) Effective April 1, 2000, the direct sales employees previously employed by AT&T became employees of AT&T Wireless Services.

(3) Included within "Other income" on the consolidated statements of operations. For the 2001 period prior to the repayment of the note receivable from AT&T, intercompany interest income was determined based upon the average daily balance outstanding of the intercompany note receivable from AT&T, at a rate equal to AT&T's average 30-day commercial paper rate reset on the first day of each month, which was 4.2% at June 30, 2001. For the year ended December 30, 2000, intercompany interest income was determined based on the average daily balance outstanding of the intercompany note receivable from AT&T at a rate equal to the one month LIBOR minus six basis points.

(4) Recorded net of tax in accordance with the tax sharing agreement discussed in Note 1.


15. LONG-TERM DEBT

        On March 6, 2001, AT&T Wireless Services completed a private placement of $6.5 billion in unsecured and unsubordinated Senior Notes with $1 billion maturing on March 1, 2006; $3 billion maturing on March 1, 2011; and $2.5 billion maturing on March 1, 2031. The notes pay interest at fixed rates ranging from 7.35% to 8.75% per annum, payable semi-annually and include customary covenants. In accordance with registration rights attached to the notes, on October 3, 2001, AT&T Wireless Services completed an exchange offer exchanging, at the election of the note holder, nearly 100% of private placement Senior Notes for new Senior Notes pursuant to a registration statement filed under the Securities Act of 1933. AT&T Wireless Services had interest expense of $443 for the year ended December 31, 2001, associated with these notes, of which $100 was capitalized.

        On March 23, 2001, AT&T Wireless Services, entered into Competitive Advance and Revolving Credit Facilities (the Facilities) in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The Facilities are subject to a facility fee ranging from 8 to 30 basis points, payable quarterly on the total commitment, used or unused. The facility fees are based on the respective agreement and will fluctuate based on AT&T Wireless Services' Senior Notes rating. The Facilities are also subject to a utilization fee of 12.5 basis points if borrowings exceed certain levels as defined in the agreement. The Facilities bear interest at variable rates based upon, in various cases, (i) LIBOR plus 32.5 to 100 basis points depending on AT&T Wireless Services' Senior Notes rating, or (ii) the greater of the prime rate or the

Federal funds effective rate plus 50 basis points. The Facilities are to be used for general corporate purposes and are subject to customary covenants, representations, warranties and events of default. The Facilities contain financial covenants requiring AT&T Wireless Services to maintain certain financial ratios. In addition, the existence of an obligation by AT&T Wireless Services to repurchase equity interests from DoCoMo may, under certain circumstances, constitute an event of default. No amounts had been borrowed under the Facilities at December 31, 2001.

        During June 2001, AT&T Wireless Services finalized agreements to issue up to $2.5 billion of private placement commercial paper notes. The notes will be unsecured, ranking pari passu with AT&T Wireless Services' other unsubordinated and unsecured indebtedness. Maturity of the notes will be up to 365 days from date of issue. As of December 31, 2001, AT&T Wireless Services did not have any notes outstanding under this program.

16. COMMITMENTS

        On December 14, 2001, AT&T Wireless Services entered into a note purchase agreement with Lucent Technologies, Inc. to acquire from Lucent for $209, a total of $227 in aggregate accreted value of senior subordinated debt of TeleCorp. This indebtedness is evidenced by $358 in aggregate principal of 11% senior subordinated discount notes of TeleCorp with a maturity date of April 15, 2011. This note receivable is reflected within "Other assets" on the accompanying consolidated balance sheet as of December 31, 2001. Additionally, on December 14, 2001, AT&T Wireless Services entered into a commitment agreement under which it agreed to provide a total of $500 in financing to TeleCorp and its subsidiary TeleCorp Wireless, Inc. AT&T Wireless Services' obligation to provide the financing of this commitment agreement is not conditioned on the completion of the merger. In January 2002, AT&T Wireless Services advanced to TeleCorp $100 of senior subordinated debt, evidenced by 10% discount notes due 2011 in the aggregate principal amount of $152. The remaining commitment will take the form of senior subordinated debt and senior debt, including (1) $110 of senior subordinated debt, evidenced by 10% discount notes due 2011 in the aggregate principal amount of $163, to be advanced on April 15, 2002; (2) up to $250 in aggregate principal amount of senior subordinated debt, evidenced by 9% notes due 2008, to be advanced at the election of TeleCorp Wireless from time to time on or prior to March 30, 2002; and (3) $40 of term loans under the senior credit facility of TeleCorp Wireless to be advanced from time to time on or before March 30, 2002. In conjunction with the closing of the TeleCorp merger on February 15, 2002, the financing commitments to TeleCorp and its subsidiary TeleCorp Wireless became commitments of consolidated subsidiaries of AT&T Wireless Services.

        AT&T Wireless Services has commitments to fund spectrum acquisitions and operational funding requirements of an equity method investment which totaled approximately $251 as of December 31, 2001. The funding of these commitments occurred during the first quarter of 2002.

        AT&T Wireless Services has various purchase commitments for network equipment as well as handsets related to the development of its next-generation strategy. Those commitments totaled $1.5 billion as of December 31, 2001, and expire between 2002 and 2004.

        During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T Wireless Services fails to meet specified technological milestones, under certain circumstances. DoCoMo may require the repurchase of its investment, plus interest, if prior to June 30, 2004, AT&T Wireless Services abandons wideband code division multiple access as its primary technology for third-generation services, or if AT&T Wireless Services fails to launch services using universal mobile telecommunications systems (UMTS) in at least 13 of the top 50 U.S. markets, with certain specified exceptions. See Note 4 for further discussion related to the DoCoMo investment.

        During November 2000, AT&T Wireless Services joined with others in the formation of a venture, Alaska Native Wireless (ANW), which participated in the Federal Communication Commission's (FCC) Auction 35 of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and ANW was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Services has committed to fund $2.6 billion to ANW to fund ANW's purchase of licenses. As of December 31, 2001, AT&T Wireless Services funded approximately $309 of the commitment through a combination of a non-controlling equity interest and debt securities of ANW. On March 4, 2002, the FCC announced that it is prepared to grant to ANW some of the licenses on which it was the high bidder upon payment of $90, which is the balance of the purchase price for those licenses. The remaining approximately $2.2 billion of additional funding will be made if and when the remaining licenses are granted, and will take the form of convertible and non-convertible notes of ANW. At the fifth anniversary of the first date on which licenses won in the auction are granted to ANW, and in addition to other means by which they may transfer their interests, the other owners of ANW have the right to require AT&T Wireless Services to purchase their equity interests. If this right were exercised five years after license grant, assuming licenses are granted in March 2002, the purchase price would be up to approximately $1.1 billion and would be payable, at AT&T Wireless Services' option, in cash or marketable securities. The right to require AT&T Wireless Services to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of ANW is rejected or if any license granted to ANW is revoked, AT&T Wireless Services would be obligated to compensate other owners for making capital available to the venture. AT&T Wireless Services does not believe the amount of any such compensation, if it were required, would be material. In June 2001, a federal appeals court ruled that the FCC had acted improperly in repossessing from NextWave Telecom, Inc. most of the spectrum offered in the auction. The United States Supreme Court has ruled that it will hear an appeal of that decision.

        In conjunction with the split-off, AT&T Wireless Services entered into a Master Carrier Agreement with AT&T to purchase certain voice and data telecommunications services. Under the Master Carrier Agreement, AT&T Wireless Services is required to purchase wholesale long-distance services it provides to its customers in an amount equal to its 2001 actual purchases for each of five years, beginning with the date of split-off. AT&T Wireless Services is required to pay AT&T any shortfall in cumulative usage at the rate of $0.01 per minute at the end of the five year period. AT&T Wireless Services' maximum commitment for this shortfall as of December 31, 2001 was approximately $484. AT&T Wireless Services is also required to purchase long-distance services associated with its administrative phone usage equal to $75 for each of three years following the split-off. As of December 31, 2001, AT&T Wireless Services had fulfilled approximately $45 of the first year's commitment under the agreement. In addition, AT&T Wireless Services is required to purchase certain network data services from AT&T in an amount equal to $36 for each of the three years following the split-off. As of December 31, 2001, AT&T Wireless Services had fulfilled all of the first year's commitment under the agreement.

        AT&T Wireless Services leases land, buildings and equipment through contracts that expire in various years through 2045. Certain of AT&T Wireless Services' lease contracts include options to renew the leases for an additional five to 25 years. Rental expense under operating leases was $446, $263 and $200 for the years ended December 31, 2001, 2000 and 1999, respectively. The following table shows the future minimum rental payments due under non-cancelable operating leases at December 31, 2001:

FOR THE YEARS ENDED DECEMBER 31,

        2002 ........................................      $465
        2003 ........................................       418
        2004 ........................................       378
        2005 ........................................       305
        2006 ........................................       192
        Later Years .................................       568

        During 2001, 2000 and 1999, AT&T Wireless Services expensed $4, $28 and $82, respectively, for losses associated with commitments related to certain equity investments. Included in the 1999 loss of $82 was AT&T Wireless Services' commitment of $63 to fund the long-term debt obligations of one of its equity investments, which fully satisfied AT&T Wireless Services' commitment for this equity investment.

        AT&T Wireless Services has commitments with local exchange carriers for dedicated leased lines. The original terms of these commitments vary from month-to-month up to five years. AT&T Wireless Services incurred approximately $300 in 2001 related to these dedicated transport commitments. AT&T Wireless Services also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

17. CONTINGENCIES

        Several lawsuits have been filed asserting claims that AT&T Wireless Services collected charges for local government taxes from customers that were not properly subject to those charges. Agreements have been reached to settle others of these cases, although the agreements have not yet received court approval. AT&T Wireless Services has entered into a settlement of one of these cases, although the settlement has been challenged on appeal.

        Several class action lawsuits have been filed in which claims have been asserted that AT&T Wireless Services did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100. That case was dismissed, although an appeal is pending and another case in Texas remains pending. An agreement has been reached to settle certain of these cases, although the agreement has not received court approval.

        Several other class action or representative lawsuits have been filed against AT&T Wireless Services that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to AT&T Wireless Services billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

        Several class actions have been filed against AT&T and several wireless phone manufacturers and carriers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, AT&T Wireless Services was allocated all of the liability, if any, arising from these lawsuits.

        AT&T Wireless Services was involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business acquired by AT&T and sold to AT&T Wireless Services in the fourth quarter of 2000. In this arbitration proceeding, a group of Malaysian shareholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserted damages of $400. In connection with the split-off, AT&T Wireless Services assumed a portion of the liabilities, if any, related to this action, subject to certain adjustments. In March 2001, AT&T Wireless Services entered into an agreement with other shareholders of Maxis Communications Bhd who were the claimants in this arbitration, for the sale of AT&T Wireless Services' entire interest in that entity and the resolution of the claims asserted in the arbitration proceeding. At that time, the parties agreed to suspend the arbitration proceeding pending closing of this transaction, and expected to terminate the arbitration proceeding when the sale has been completed. During November 2001, the sale was completed and the lawsuit associated with the Maxis investment was settled.

        Stockholders of a former competitor of AT&T Wireless Services' air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that AT&T Wireless Services breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $3.5 billion. AT&T Wireless Services obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.

        Several lawsuits have been filed against AT&T, certain executives of AT&T and AT&T Wireless Services and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the split-off, AT&T Wireless Services will be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.

        A lawsuit has been filed challenging AT&T Wireless Services' involvement with Alaska Native Wireless LLC in connection with the auction of PCS spectrum licenses in FCC Auction 35. The complaint alleges claims of unfair business practices and interference with economic advantage, and alleges that Alaska Native Wireless is controlled by AT&T Wireless Services and therefore did not properly qualify as a designated entity under FCC requirements for bidding in the auction. The complaint does not seek to invalidate any licenses granted to Alaska Native Wireless in the auction, but seeks remedies of disgorgement and restitution of at least $380 and punitive damages of $677.

        Several class action lawsuits have been filed by shareholders of TeleCorp, challenging AT&T Wireless Services' acquisition of TeleCorp (see Notes 7 and 20). The lawsuits allege that the consideration paid to TeleCorp shareholders was inadequate and allege conflicts of interest and breach of fiduciary duties by the directors of TeleCorp. Damages have not been specified, although the complaints seek injunctive relief to rescind the transaction.

        The ultimate outcome of these claims and actions cannot be predicted with certainty, and accordingly, the aggregate ultimate liability of AT&T Wireless Services under these claims and actions was not determinable at December 31, 2001. It is the opinion of AT&T Wireless Services' management that it is not probable that the resolution of such lawsuits will have a material adverse impact on AT&T Wireless Services' consolidated financial statements.

        AT&T Wireless Services also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Additionally, AT&T Wireless Services also makes routine filings with the FCC and state regulatory authorities, as well as state and local tax regulatory authorities. However, AT&T Wireless Services believes that the amounts that may be paid in these actions will not be material to its financial position, or to its results of operations or cash flow.

18. QUARTERLY INFORMATION (UNAUDITED)

2001 (1)                                                                 FIRST      SECOND     THIRD     FOURTH
--------                                                                 -----      -------   -------    ------
Revenue................................................................  $ 3,210    $3,376    $3,496     $ 3,528
Revenue from discontinued operations...................................        2         4         6
                                                                         -------    ------    ------
Revenue as previously reported.........................................  $ 3,212    $3,380    $3,502
                                                                         =======    ======    ======

Operating income (loss)................................................  $   232    $  260    $  143     $   (37)
Operating loss from discontinued operations............................      (91)     (131)     (128)
                                                                         -------    ------    -----
Operating income as previously reported................................  $   141    $  129    $   15
                                                                         =======    ======    ======

Income (loss) from continuing operations...............................  $    56    $  343    $  156     $  (355)
Loss from discontinued operations......................................  $   (56)   $  (80)   $  (79)    $  (872)
Dividend requirements on preferred stock held by AT&T, net.............  $    42    $   34    $   --     $    --
Net (loss) income available to common shareholders.....................  $   (42)   $  229    $   77     $(1,227)
Income (loss) from continuing operations available
      to common shareholders per share -- basic and diluted............  $  0.01    $ 0.12    $ 0.06     $ (0.14)
Loss from discontinued operations per share -- basic and diluted.......  $ (0.03)   $(0.03)   $(0.03)    $ (0.34)
Net (loss) income available to common shareholders per share -
      basic and diluted................................................  $ (0.02)   $ 0.09    $ 0.03     $ (0.48)

Stock price (2):

AT&T Wireless Services common stock (effective July 9, 2001) (3)
   High................................................................   $   --    $   --    $19.92     $ 16.22
   Low.................................................................   $   --    $   --    $12.27     $ 12.51
   Quarter-end close...................................................   $   --    $   --    $14.94     $ 14.37
AT&T Wireless Group tracking stock (through July 8, 2001) (3)
   High................................................................   $27.30    $21.10    $17.20     $    --
   Low.................................................................   $17.06    $15.29    $16.29     $    --
   Quarter-end close...................................................   $19.18    $16.35    $   --     $    --

2000 (1)                                                                 FIRST      SECOND     THIRD    FOURTH
--------                                                                 -----      -------   -------   ------
Revenue................................................................  $2,198     $2,477    $2,798    $2,973
Revenue from discontinued operations...................................      --         --         1         1
                                                                         ------     ------    ------    ------
Revenue as previously reported.........................................  $2,198     $2,477    $2,799    $2,974
                                                                         ======     ======    ======    ======

Operating income (loss)................................................  $   70     $  156    $   85    $  (74)
Operating loss from discontinued operations............................     (44)       (49)      (58)     (124)
                                                                         ------     ------    ------    ------
Operating income (loss) as previously reported.........................  $   26     $  107    $   27    $ (198)
                                                                         ======     ======    ======    ======

Income (loss) from continuing operations...............................  $   53     $  230    $   57    $  488
Loss from discontinued operations......................................  $  (27)    $  (30)   $  (36)   $  (77)
Dividend requirements on preferred stock held by AT&T, net.............  $   13     $   33    $   42    $   42
Net income (loss) available to common shareholders.....................  $   13     $  167    $  (21)   $  369
Income (loss) from continuing operations available
   to common shareholders per share -- basic and diluted...............  $ 0.02     $ 0.08    $ 0.01    $ 0.18
Loss from discontinued operations per share -- basic and diluted.......  $(0.01)    $(0.01)   $(0.02)   $(0.03)
Net income (loss) available to common shareholders per share -
      basic and diluted................................................  $ 0.01     $ 0.07    $(0.01)   $ 0.15

Stock price (2):

AT&T Wireless Group tracking stock (effective April 27, 2000) (3)
   High................................................................  $   --     $36.00    $29.56    $24.94
   Low.................................................................  $   --     $23.56    $20.50    $16.38
   Quarter-end close...................................................  $   --     $27.75    $20.78    $17.31

----------
(1) Results have been restated to reflect the fixed wireless business as discontinued operations.
(2)     Stock prices obtained from the NYSE Composite Transaction Tape.
(3) No dividends have been declared or paid on AT&T Wireless Group tracking stock or AT&T Wireless Services common stock.


19. RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement provides accounting and reporting standards for business combinations initiated subsequent to June 30, 2001. All business combinations in the scope of this statement are to be accounted for under one method, the purchase method. AT&T Wireless Services' adoption of this statement during 2001 did not have a material impact on AT&T Wireless Services' results of operations, financial position or cash flow.

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement provides accounting and reporting standards for intangible assets acquired individually, with a group of other assets, or as part of a business combination. This statement addresses how acquired goodwill and other intangible assets are recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements. Under this statement, goodwill, including excess net book value associated with equity method investments, and other intangible assets with indefinite useful lives, on a prospective basis, will no longer be amortized. AT&T Wireless Services believes licensing costs qualify as having indefinite useful lives and therefore will cease amortization of licensing costs on a prospective basis. AT&T Wireless Services recognized pre-tax amortization of goodwill, licensing costs and amortization of excess net book value associated with equity method investments of $135, $378 and $65, respectively, for the year ended December 31, 2001. AT&T Wireless Services anticipates that the amounts that would have been recorded for the year ended December 31, 2002, would not be materially different than the amounts recorded during 2001. Goodwill and other indefinite-lived assets will be tested for impairment at least annually, based on a fair value comparison. Intangible assets which have finite useful lives will continue to be amortized over their respective useful lives. This statement also requires expanded disclosure for goodwill and other intangible assets. AT&T Wireless Services is required to adopt this statement on January 1, 2002. Upon adoption, AT&T Wireless Services will be required to complete a transitional impairment test related to goodwill and other indefinite-lived intangible assets. Any resulting impairment loss will be recognized as a cumulative effect of a change in accounting principle. Based upon management's current assessment, AT&T Wireless Services does not anticipate recording any material impairment charges associated with its consolidated goodwill and other indefinite-lived intangible assets upon adoption of this standard. Any resulting impairment charges recorded by AT&T Wireless Services' equity method investments upon adoption of this standard may have a material impact to its results of operations.

        In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. AT&T Wireless Services will be required to adopt this statement no later than January 1, 2003. AT&T Wireless Services is currently assessing the impact of this statement on its results of operations, financial position and cash flows.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. AT&T Wireless Services' adoption of this statement on January 1, 2002, did not have a material impact on AT&T Wireless Services' results of operations, financial position or cash flows.

20. SUBSEQUENT EVENTS

        On February 12, 2002, AT&T Wireless Services completed the sale of certain fixed wireless assets to Netro Corporation (Netro), a company that is engaged in a business substantially different from AT&T Wireless Services' fixed wireless business. For $16 in cash and 8.2 million shares of Netro common stock, Netro acquired a license to intellectual property, equipment and proprietary software assets. As a result of the transaction, AT&T Wireless Services now owns approximately 13.5% of Netro's outstanding common stock.

        On February 7, 2002, TeleCorp shareholders voted in favor of the merger transaction with AT&T Wireless Services. Additionally, during February 2002, AT&T Wireless Services received approval of the merger from the Federal Communications Commission. AT&T Wireless Services closed the merger transaction with TeleCorp on February 15, 2002. Pursuant to the merger, 146 million new shares of AT&T Wireless Services common stock were issued, as well as 233 thousand shares of mandatorily redeemable preferred stock of AT&T Wireless Services. Upon closing of the transaction with TeleCorp, AT&T Wireless Services repaid approximately $938 of the debt assumed from TeleCorp, including their outstanding bank credit facilities and government financings.

        On February 27, 2002, AT&T Wireless Services signed a definitive agreement to acquire for $285 in cash the remaining 49% minority interest in a market in which AT&T Wireless Services previously held a 51% ownership interest. The agreement remains subject to certain closing conditions and is expected to close during the first half of 2002.

        On March 1, 2002, AT&T Wireless Services initiated a three-year accounts receivable securitization program. The securitization program will allow for up to $1.2 billion of financing, to be collateralized by subscriber trade accounts receivable. Under the program, AT&T Wireless Services can sell subscriber trade accounts receivable on a revolving basis to a special-purpose, wholly owned subsidiary of AT&T Wireless Services. The wholly owned subsidiary of AT&T Wireless Services would then sell an undivided interest in such receivables to an unrelated third-party financing entity. The financing is subject to program fees, payable monthly, based on the outstanding borrowed amount. There are currently no amounts outstanding under this financing arrangement. This financing arrangement is to be used for general corporate purposes, is subject to customary securitization covenants and will be recorded as an on-balance sheet transaction.